PROSPECTUS SUPPLEMENT
 (To Prospectus Dated November 14, 2016)

$100 million Common Stock

We are offering shares of our common stock, par value $0.01 per share, directly to the investors. We are not paying underwriting discounts or commissions, so the proceeds to us, before expenses, will be approximately $100 million.  We estimate the total expenses of this offering will be approximately $0.8 million
Our common stock is traded on the NASDAQ Global Market under the symbol "FRBK."  On November 30, 2016, the closing sale price of our common stock was $5.35 per share, as reported on the NASDAQ Global Market.
Investing in our common stock involves risks.  You should carefully read and consider the risk factors described in this prospectus supplement, the accompanying base prospectus, our periodic reports and other information we file with the Securities and Exchange Commission, or the SEC, before making a decision to purchase our common stock.  See "Risk Factors" beginning on page S-4 of this prospectus supplement.
	Per Share	Total

Public offering price	$ 5.35	$100,000,000
Proceeds, before expenses, to us	$ 5.35	$100,000,000

Neither the SEC, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, any state banking regulator nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus.  Any representation to the contrary is a criminal offense.
These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the FDIC or any other governmental agency.
We expect to deliver the shares of common stock only in book-entry form through the facilities of The Depository Trust Company on or about December 6, 2016.
The date of this prospectus supplement is December 1, 2016

TABLE OF CONTENTS

Prospectus

You should rely only on the information contained in this prospectus supplement and the accompanying base prospectus.  We have not authorized any other person to provide you with information that is different from that contained in, or incorporated by reference in, this prospectus supplement or the accompanying base prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer of these securities in any jurisdiction where the offer is not permitted.  You should assume that the information appearing in, or incorporated by reference in, this prospectus supplement and the accompanying base prospectus is accurate only as of their respective dates.  Our business, financial condition and results of operations may have changed since those dates.  This prospectus supplement supersedes the accompanying base prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts.  The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus.  The second part, the accompanying base prospectus, gives more general information about us and the common stock offered by the prospectus supplement and the accompanying base prospectus.  Some of the information in the accompanying base prospectus may not apply to this offering.  Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the base prospectus combined as one document.  To the extent the information in the prospectus supplement differs from the information in the accompanying base prospectus or any document incorporated by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.
We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.  The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law.  Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States.  This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.
It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying base prospectus, including the documents incorporated by reference therein, in making your investment decision.  You should rely only on the information contained in, or incorporated by reference in, this prospectus supplement and the accompanying base prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  This prospectus may only be used where it is legal to sell our common stock.  You should not assume that the information that appears in this prospectus supplement, the accompanying base prospectus and any document incorporated by reference into this prospectus supplement or the accompanying base prospectus is accurate as of any date other than their respective dates.  Our business, financial condition, results of operations and prospects may have changed since the date of such information.
Unless this prospectus supplement indicates otherwise or the context otherwise requires, references to the "Company," "we," "our," "ours," and "us" refer to Republic First Bancorp, Inc. which is a bank holding company headquartered in Philadelphia, Pennsylvania, and its subsidiaries on a consolidated basis.  References to "Republic Bank" or "the Bank" mean Republic First Bank (dba Republic Bank), which is a Pennsylvania state-chartered commercial bank and our wholly owned banking subsidiary.  The term "you" refers to a prospective investor.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein or therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We are including this statement for the purpose of invoking those safe harbor provisions. Forward-looking statements often include the words "believes," "continues," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could." These forward-looking statements may include, among other things:

•	statements and assumptions relating to financial performance;
•	statements relating to the anticipated effects on results of operations or financial condition from recent or future developments or events;

S-ii

•	statements relating to our business and growth strategies and our regulatory capital levels; and
•	any other statements, projections or assumptions that are not historical facts.
Actual future results may differ materially from our forward-looking statements, and we qualify all forward-looking statements by various risks and uncertainties we face, some of which are beyond our control, as well as the assumptions underlying the statements, including, among others, the following factors:
•	the strength of the United States economy in general and the strength of the local economies in which we conduct operations and the impact they may have on us and our customers;
•	the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs;
•	the overall quality of the composition of our loan and securities portfolios;
•	electronic, cyber and physical security breaches;
•
legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and impending regulations, changes in banking, securities and tax laws and regulations and their application by our regulators, including the new Basel III capital requirements, and changes in the scope and cost of Federal Deposit Insurance Corporation ("FDIC") insurance;

•	the effects of, and changes in, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the "Federal Reserve");
•	inflation, interest rate, market and monetary fluctuations and their effect on the market value of financial assets;
•	fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas;
•
the results of examinations of us by the Federal Reserve and of the Bank by the Pennsylvania Department of Banking and Securities and the FDIC, including the possibility that the FDIC may, among other things, require Republic Bank to increase its capital ratios, increase its allowance for loan losses or to write-down assets;

•
risks of expansion through acquisitions and mergers, such as unexpected credit quality problems of the loans or other assets, unexpected attrition of the customer base of the acquired institution or branches, and difficulties in integration of the acquired operations;

•	our ability to control operating costs and expenses;
•	our ability to manage delinquency rates;
•	our ability to retain key members of our senior management team;
•	the costs of litigation, including settlements and judgments;
•	the increased competitive pressures among financial services companies;
•
the timely development of and acceptance of new products and services and the perceived overall value of these products and services by businesses and consumers, including the features, pricing and quality compared to our competitors' products and services;

S-iii

•	rapid technological changes and developments;
•	changes in consumer and business spending, borrowing and saving habits and demand for financial services in our market area;
•	the ability of key third-party providers to perform their obligations to us;
•
changes in auditing or accounting policies and practices, as may be adopted by the financial institution regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board;

•	the occurrence of extraordinary events (such as natural disasters, acts of terrorism, wars, or political conflicts);
•
other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere herein or in the documents incorporated by reference herein and in our other filings with the SEC; and

•	our success at managing the risks involved in the foregoing.
Some of these and other factors are discussed in the "Risk Factors" section and elsewhere in this prospectus and in the documents incorporated by reference herein. The development of any or all of these factors could have an adverse impact on our financial position and results of operations.
Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, unless otherwise required to do so by law or regulation. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus or in the documents incorporated by reference herein might not occur, and you should not put undue reliance on any forward-looking statements.
If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus and in the information incorporated by reference herein. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. We will not update the forward-looking statements to reflect actual results or changes in the factors affecting the forwarding-looking statements.
Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate us. Any investor in our common stock should consider all risks and uncertainties disclosed in our filings with the Commission described herein under the heading "Where You Can Find More Information," all of which are accessible on the SEC's website at http://www.sec.gov.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights some information about us and this offering and it may not contain all of the information that is important to you.  You should carefully read the sections entitled "Risk Factors" in this prospectus supplement and in the accompanying base prospectus and the documents identified in the sections "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" in this prospectus supplement.
The Company
Republic First Bancorp, Inc. is a one-bank holding company organized and incorporated under the laws of the Commonwealth of Pennsylvania.  It is comprised of one wholly-owned subsidiary, Republic First Bank, which does business under the name of Republic Bank.  Republic Bank is a Pennsylvania state-chartered bank that offers a variety of banking services to individuals and businesses throughout the Greater Philadelphia and South Jersey area through its offices and store locations in Philadelphia, Montgomery, and Delaware counties in Pennsylvania and Camden County, New Jersey.  The Company also has three unconsolidated subsidiaries, which are statutory trusts established by the Company in connection with its sponsorship of three separate issuances of trust preferred securities.  We provide banking services through Republic Bank.  We also offer residential mortgage loan services through the Bank's wholly owned subsidiary, Oak Mortgage Company LLC, which the Bank acquired on July 28, 2016.

The Company and Republic Bank encounter vigorous competition for market share in the geographic areas they serve from bank holding companies, national, regional and other community banks, thrift institutions, credit unions and other non-bank financial organizations, such as mutual fund companies, insurance companies and brokerage companies.  Additionally, the Company and Republic Bank are subject to federal and state regulations governing virtually all aspects of their activities, including but not limited to, lines of business, liquidity, investments, the payment of dividends and others.  Such regulations and the cost of adherence to such regulations can have a significant impact on earnings and financial condition.

As of September 30, 2016, we had total assets of approximately $1.7 billion, total shareholders' equity of approximately $119.7 million, total deposits of approximately $1.6 billion, net loans receivable of approximately $936 million, and net income of $3.4 million for the nine months ended September 30, 2016.  The Company has one reportable segment: community banking.  The community banking segment primarily encompasses the commercial loan and deposit activities of Republic Bank, as well as the consumer loan products offered in the areas surrounding our stores, and the residential mortgage activities of the Bank's wholly owned subsidiary, Oak Mortgage Company LLC.

Principal Offices
Our principal executive offices are located at 50 South 16th Street, Suite 2400, Philadelphia, Pennsylvania, 19102, and our telephone number is (215) 735‑4422.  We maintain an Internet website at www.myrepublicbank.com.  The foregoing website address is intended to be an inactive textual reference only.  The information on this website is not a part of this prospectus.
The Offering
Common stock offered by us	18,691,589 shares

Common stock outstanding after this offering (1)	56,630,967 shares

Net proceeds	We estimate that our net proceeds from this offering (after deducting offering expenses payable by us) will be approximately $99.2 million.

Use of proceeds
We intend to use the net proceeds of this offering for general corporate purposes, which may include, without limitation, making investments at the holding company level, providing capital to support our subsidiaries, including the Bank, supporting asset and deposit growth, engaging in acquisitions or other business combinations, and reducing or refinancing existing debt.  We do not have any specific plans for acquisitions or other business combinations at this time.  Allocations of the net proceeds from this offering to specific purposes have not been made at the date of this prospectus supplement.  The precise amounts and timing of the application of proceeds will depend upon our funding requirements. See "Use of Proceeds."

NASDAQ Global Market symbol	FRBK

Risk Factors
An investment in our common stock involves risks.  You should carefully consider the risks described below under the heading "Risk Factors" beginning on page S-4 and the other information included in this prospectus supplement and the accompanying base prospectus before you purchase any shares of our common stock.

_________________________________________

(1)
The number of shares of common stock outstanding immediately after the closing of this offering is based on 37,939,378 shares of common stock outstanding as of December 1, 2016.  Unless otherwise indicated, the number of outstanding shares of common stock presented in this prospectus supplement excludes 2,455,300 shares of common stock issuable upon exercise of outstanding options as of December 1, 2016.  Of the options outstanding as of December 1, 2016, 1,172,074 options were exercisable as of that date, at a weighted average exercise price of $3.69 per share. The number of outstanding shares of common stock presented in this prospectus supplement also excludes 1,661,538 shares of common stock issuable upon the conversion of trust preferred securities issued by the Company on June 10, 2008.

Summary Selected Consolidated Financial Data
The following table sets forth selected historical consolidated financial information from our consolidated financial statements and should be read in conjunction with our consolidated financial statements, including the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth in our quarterly report on Form 10-Q for the quarter ended September 30, 2016 and in our annual report on Form 10-K for the year ended December 31, 2015, which has been filed with the SEC, and are incorporated herein by reference.  You should review that information together with the data provided below.  For more information, see the sections "Where You Can Find More Information" and "Incorporation Of  Certain Information By Reference" in this prospectus supplement.
Our selected historical consolidated financial data as of and for the years ended December 31, 2015, 2014 and 2013 is derived from our audited consolidated financial statements and related notes, which were audited by BDO USA, LLP, an independent registered public accounting firm.  The selected historical consolidated financial data as of and for the years ended December 31, 2012 and 2011 is derived from our audited consolidated financial statements and related notes, which were audited by ParenteBeard LLC, an independent registered public accounting firm, which was subsequently acquired by Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm.

	Nine months ended September 30		For the years ended December 31,

	2016	2015	2015	2014	2013	2012	2011
Summary of operations (in thousands)
Interest income	$39,591	$33,030	$45,436	$40,473	$37,205	$38,260	$38,273
Interest expense	4,917	3,962	5,381	4,644	4,590	6,366	8,199
Net interest income	34,674	29,068	40,055	35,829	32,615	31,894	30,074
Provision for loan losses	1,557	-	500	900	4,935	1,350	15,966
Noninterest income	10,854	5,203	9,943	8,017	9,216	8,828	10,581
Noninterest expense	40,592	32,645	47,091	40,550	40,411	35,902	41,200
Income (loss) before income taxes	3,379	1,626	2,407	2,396	(3,515)	3,470	(16,511)
Provision (benefit) for income taxes	(69)	(17)	(26)	(46)	(35)	(144)	8,191
Net income (loss)	$3,448	$1,643	$2,433	$2,442	$(3,480)	$3,614	$(24,702)

Per common share
Net income, basic	$0.09	$0.04	$0.06	$0.07	$(0.13)	$0.14	$(0.95)
Net income, diluted	$0.09	$0.04	$0.06	$0.07	$(0.13)	$0.14	$(0.95)
Book value	$3.16	$3.03	$3.00	$2.98	$2.42	$2.69	$2.50
Tangible book value (1)	$3.02	$3.03	$3.00	$2.98	$2.42	$2.69	$2.50
Weighted average shares outstanding	37,879	37,816	37,818	34,232	25,973	25,973	25,973
Weighted average diluted shares outstanding	38,355	38,052	38,094	34,591	25,973	25,992	25,973

Profitability ratios
Return on average shareholders' equity	3.93%	1.93%	2.14%	2.51%	(5.07)%	5.36%	(28.68)%
Return on average assets	0.30%	0.17%	0.19%	0.23%	(0.37)%	0.37%	(2.68)%
Net interest margin	3.23%	3.27%	3.29%	3.56%	3.66%	3.53%	3.59%
Efficiency ratio	89.16%	95.26%	94.19%	92.48%	96.61%	88.16%	101.34%
Net overhead ratio	2.55%	2.87%	2.83%	3.05%	3.09%	2.79%	3.32%

Capital ratios
Common equity Tier 1 capital	9.40%	10.92%	10.42%	-%	-%	-%	-%
Tier 1 risk-based capital	11.22%	13.01%	12.40%	13.88%	10.28%	11.48%	11.81%
Total risk-based capital	12.00%	13.80%	13.19%	15.10%	11.53%	12.73%	13.09%
Average shareholders' equity to average assets	7.52%	8.90%	8.67%	9.12%	7.22%	6.95%	9.34%

Summary of financial condition at period-end (in thousands)
Investment securities	$521,221	$350,414	$460,131	$254,402	$206,482	$193,142	$179,484
Loans	936,088	837,037	866,066	770,404	667,048	608,359	577,442
Assets	1,734,462	1,380,814	1,439,433	1,214,598	961,665	988,658	1,047,353
Deposits	1,582,232	1,237,496	1,249,298	1,072,230	869,534	889,201	952,611
Short-term borrowings	-	-	47,000	-	-	-	-
Equity	119,652	114,473	113,375	112,811	62,899	69,902	64,851

Other data
Number of bank offices	19	17	17	15	13	13	13
Number of employees (full-time equivalents)	306	277	277	235	226	205	212

(1)
Non-GAAP measure calculated as GAAP total stockholders' equity less goodwill and other intangible assets divided by common shares outstanding at period-end. There were no goodwill or other intangible asset balances prior to September 30, 2016.

The Company's selected financial data contains non-GAAP financial measures calculated using non-GAAP amounts.  These measures include tangible book value per common share and returns based on average equity and average assets.  Management uses these non-GAAP measures to present historical periods comparable to the current period presentation.  In addition, management believes the use of these non-GAAP measures provides additional clarity when assessing the Company's financial results and use of equity.  These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.

RISK FACTORS
An investment in our common stock involves certain risks.  You should carefully consider the following risk factors, in addition to the information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus, before making an investment decision to purchase shares of our common stock in this offering.  The risks and uncertainties described below and those incorporated by reference into this prospectus supplement and the accompanying base prospectus are not the only ones facing us.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business.  If any of the risks actually occur, our business, financial condition, liquidity, results of operations and prospects could be materially adversely affected.  In that case, the market price of our common stock could decline substantially and you could lose all or a part of your investment.
In addition to the other information included elsewhere in this report, the following factors could significantly affect our business, financial condition, results of operations, or future prospects. Any of the following risks, either alone or taken together, could materially and adversely affect our business, financial condition, results of operations, or future prospects. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may be materially adversely affected. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also materially adversely affect our business, financial condition, results of operations, or future prospects.

We are subject to credit risk in connection with our lending activities, and our financial condition and results of operations may be negatively impacted by economic conditions and other factors that adversely affect our borrowers.
Our financial condition and results of operations are affected by the ability of our borrowers to repay their loans, and in a timely manner. Lending money is a significant part of the banking business. Borrowers, however, do not always repay their loans. The risk of non-payment is assessed through our underwriting and loan review procedures based on several factors including credit risks of a particular borrower, changes in economic conditions, the duration of the loan, and in the case of a collateralized loan, uncertainties as to the future value of the collateral and other factors. Despite our efforts, we do and will experience loan losses, and our financial condition and results of operations will be adversely affected.

Our concentration of commercial real estate loans could result in increased loan losses and costs of compliance.
A substantial portion of our loan portfolio is comprised of commercial real estate loans. The commercial real estate market is cyclical and poses risks of loss to us because of the concentration of commercial real estate loans in our loan portfolio, and the lack of diversity in risk associated with such a concentration. Banking regulators have been giving and continue to give commercial real estate lending greater scrutiny, and banks with larger commercial real estate loan portfolios are expected by their regulators to implement improved underwriting, internal controls, risk management policies and portfolio stress-testing practices to manage risks associated with commercial real estate lending. In addition, commercial real estate lenders are making greater provisions for loan losses and accumulating higher capital levels as a result of commercial real estate lending exposures. Additional losses or regulatory requirements related to our commercial real estate loan concentration could materially adversely affect our business, financial condition and results of operations.

Our allowance for loan losses may not be adequate to absorb actual loan losses, and we may be required to make further provisions for loan losses and charge off additional loans in the future, which could materially and adversely affect our business.
We attempt to maintain an allowance for loan losses, established through a provision for loan losses accounted for as an expense, which is adequate to absorb losses inherent in our loan portfolio. If our allowance for loan losses is inadequate, it may have a material adverse effect on our financial condition and results of operations.
The determination of the allowance for loan losses inherently involves a high degree of subjectivity and judgment and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require us to increase our allowance for loan losses. Increases in nonperforming loans have a significant impact on our allowance for loan losses. Our allowance for loan losses may not be adequate to absorb actual loan losses. If trends in the real estate markets were to deteriorate, we could experience increased delinquencies and credit losses, particularly with respect to real estate construction and land acquisition and development loans and one-to-four family residential mortgage loans. As a result, we may have to make provisions for loan losses and charge off loans in the future, which could materially adversely affect our financial condition and results of operations.
In addition to our internal processes for determining loss allowances, bank regulatory agencies periodically review our allowance for loan losses and may require us to increase the provision for loan losses or recognize further loan charge-offs, based on judgments that differ from those of our management. If loan charge-offs in future periods exceed the allowance for loan losses, we will need to increase our allowance for loan losses. Furthermore, growth in our loan portfolio would generally lead to an increase in the provision for loan losses. Any increases in our allowance for loan losses will result in a decrease in net income and capital, and may have a material adverse effect on our financial condition, results of operations and cash flows.
We are required to make significant estimates and assumptions in the preparation of our financial statements, including our allowance for loan losses, and our estimates and assumptions may not be accurate.
The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, or GAAP, require our management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expense during the reporting periods. Critical estimates are made by management in determining, among other things, the allowance for loan losses, carrying values of other real estate owned, assessment of other than temporary impairment ("OTTI") of investment securities, fair value of financial instruments, and the realization of deferred income taxes. If our underlying estimates and assumptions prove to be incorrect, our financial condition and results of operations may be materially adversely affected.
Our results of operations may be materially and adversely affected by other-than-temporary impairment charges relating to our investment portfolio.
In prior years we recorded other-than-temporary impairment charges for certain bank pooled trust preferred securities, and we may be required to record future impairment charges on our investment securities if they suffer declines in value that we determine are other-than-temporary. Numerous factors, including the lack of liquidity for re-sales of certain investment securities, the absence of reliable pricing information for investment securities, adverse changes in the business climate, adverse regulatory actions or unanticipated changes in the competitive environment, could have a negative effect on our investment portfolio in future periods. If an impairment charge is significant enough, it could affect the Bank's ability to pay dividends, which could materially adversely affect us. Significant impairment charges could also negatively impact our regulatory capital ratios and result in us not being classified as "well-capitalized" for regulatory purposes.
Our net interest income, net income and results of operations are sensitive to fluctuations in interest rates.
Our net income depends on the net income of Republic Bank, and Republic Bank is dependent primarily upon its net interest income, which is the difference between the interest earned on its interest-earning assets, such as loans and investments, and the interest paid on its interest-bearing liabilities, such as deposits and borrowings.

Our results of operations will be affected by changes in market interest rates and other economic factors beyond our control. If our interest-earning assets have longer effective maturities than our interest-bearing liabilities, the yield on our interest-earning assets generally will adjust more slowly than the cost of our interest-bearing liabilities, and, as a result, our net interest income generally will be adversely affected by material and prolonged increases in interest rates, and positively affected by comparable declines in interest rates. Conversely, if liabilities re-price more slowly than assets, net interest income would be adversely affected by declining interest rates, and positively affected by increasing interest rates. At any time, our assets and liabilities will reflect interest rate risk of some degree.
In addition to affecting interest income and expense, changes in interest rates also can affect the value of our interest-earning assets, comprising fixed and adjustable-rate instruments, as well as the ability to realize gains from the sale of such assets. Generally, the value of fixed-rate instruments fluctuates inversely with changes in interest rates, and changes in interest rates may therefore have a material adverse affect on our results of operations.
We are a holding company dependent for liquidity on payments from our banking subsidiary, which payments are subject to restrictions.
We are a holding company and depend on dividends, distributions and other payments from Republic Bank to fund dividend payments, if any, and to fund all payments on obligations. Republic Bank and its subsidiaries are subject to laws that restrict dividend payments or authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to us. Restrictions or regulatory actions of that kind could impede our access to funds that we may need to make payments on our obligations or dividend payments, if any. In addition, our right to participate in a distribution of assets upon a subsidiary's liquidation or reorganization is subject to the prior claims of the subsidiary's creditors.
Our business is concentrated in and dependent upon the continued growth and welfare of our primary market area.

Our primary service area consists of Greater Philadelphia and Southern New Jersey. Our success depends upon the business activity, population, income levels, deposits and real estate activity in this area. Although our customers' businesses and financial interests may extend well beyond this area, adverse economic conditions that affect our primary service area could reduce our growth rate, affect the ability of our customers to repay their loans to us, and generally adversely affect our financial condition and results of operations. Because of our geographic concentration, we are less able than other regional or national financial institutions to diversify our credit risks across multiple markets.
Unfavorable economic and financial market conditions may adversely affect our financial position and results of operations.
Although the U.S. economy has continued to gradually improve from the depressed levels of 2008 and early 2009, economic growth has been slow and uneven. We are operating in a challenging and uncertain economic environment, including generally uncertain conditions nationally and globally. While economic conditions in the United States have gradually improved, there can be no assurance that these difficult conditions will not re-emerge.

The existing economic pressure on consumers and businesses and the lack of confidence in the financial markets may adversely affect our business, financial condition, results of operations and stock price. A worsening of current economic conditions would likely exacerbate the adverse effects of existing market conditions on us and others in the industry. In particular, we may face the following risks in connection with these events:

•	increased regulation of our industry and increased compliance costs;

•
hampering our ability to assess the creditworthiness of customers and to estimate the losses inherent in our credit exposure, as such assessments are made more complex by these difficult market and economic conditions;

•	increasing our credit risk, by increasing the likelihood that our major customers become insolvent and unable to satisfy their obligations to us;

•	impairing our ability to originate loans, by making our customers and prospective customers less willing to borrow, and making loans that meet our underwriting criteria difficult to find; and

•	limiting our interest income, by depressing the yields we are able to earn on our investment portfolio.

These potential effects are difficult to forecast and mitigate. Distress in the credit markets and issues relating to liquidity among financial institutions have resulted in the failure of some financial institutions and others have been forced to seek acquisition partners. The United States and other governments have taken unprecedented steps in an effort to stabilize the financial system, including investing in financial institutions. These efforts, however, may not succeed. Our business as well as our financial condition and results of operations could be adversely affected by disruption and volatility in financial markets, continued capital and liquidity concerns regarding financial institutions, limitations resulting from further governmental action in an effort to stabilize or provide additional regulation of the financial system.
Our ability to use net operating loss carryforwards to reduce future tax payments may be limited.
Utilization of our net operating loss carry forwards ("NOLs") may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended, referred to as the "Code." These ownership changes may limit the amount of NOLs that can be utilized annually to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Section 382 of the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of post-ownership change taxable income a corporation may offset with pre-ownership change NOLs. The limitation imposed by Section 382 for any post-change year would be determined by multiplying the value of our stock immediately before the ownership change (subject to certain adjustments) by the applicable long-term tax-exempt rate. Any unused annual limitation may be carried over to later years, and the limitation may under certain circumstances be increased by built-in gains which may be present with respect to assets held by us at the time of the ownership change that are recognized in the five-year period after the ownership change.  In addition, the ability to use NOLs will be dependent on our ability to generate taxable income. The NOLs may expire before we generate sufficient taxable income.
Our assets as of December 31, 2015 included a deferred tax asset and we may not be able to realize the full amount of such asset.
We recognize deferred tax assets and liabilities based on differences between the financial statement carrying amounts and the tax bases of assets and liabilities. At December 31, 2015, the net deferred tax asset was approximately $6.5 million, compared to a balance of approximately $5.0 million at December 31, 2014.
We regularly review our deferred tax assets for recoverability to determine whether it is more likely than not (i.e. likelihood of more than 50%) that some portion, or all, of the deferred tax asset will not be realized within its life cycle, based on the weight of available evidence. If management makes a determination based on the available evidence that it is more likely than not that some portion or all of the deferred tax assets will not be realized in future periods, a valuation allowance is calculated and recorded. These determinations are inherently subjective and dependent upon estimates and judgments concerning management's evaluation of both positive and negative evidence.
Based on the analysis of the available positive and negative evidence, we determined that a valuation allowance should be recorded as of December 31, 2015. We did not use projections of future taxable income, exclusive of reversing temporary timing differences and carryforwards, as a factor to project recoverability of the deferred tax asset balance. We will exclude future taxable income as a factor until we can show consistent and sustained profitability. The release of this valuation allowance would have a positive impact on future earnings. There can be no assurance as to when we could be in a position to recapture the benefits of our deferred tax asset.

We may not be able to manage our growth, which may adversely impact our financial results.
As part of our retail growth strategy, we may expand into additional communities or attempt to strengthen our position in our current markets by opening new stores and acquiring existing stores of other financial institutions. To the extent that we undertake additional stores openings and acquisitions, we are likely to experience the effects of higher operating expenses relative to operating income from the new operations, which may have an adverse effect on our levels of reported net income, return on average equity and return on average assets. Other effects of engaging in such growth strategies may include potential diversion of our management's time and attention and general disruption to our business.
As part of our retail strategy, we plan to open new stores in our primary service area, including Southern New Jersey. We may not, however, be able to identify attractive locations on terms favorable to us, obtain regulatory approvals, or hire qualified management to operate new stores. In addition, the organizational and overhead costs may be greater than we anticipate. New stores may take longer than expected to reach profitability, or may not become profitable. The additional costs of starting new stores may adversely impact our financial results.
Our ability to manage growth successfully will depend on whether we can continue to fund our growth while maintaining cost controls, as well as on factors beyond our control, such as national and regional economic conditions and interest rate trends. If we are not able to control costs, such growth could adversely impact our earnings and financial condition.
Our retail strategy relies heavily on our management team, and the unexpected loss of key managers may adversely affect our operations.
In recent years, we have been successful in attracting new and talented employees to Republic Bank, to add to our management team. We believe that our ability to successfully implement our retail strategy will require us to retain and attract additional management experienced in banking and financial services, and familiar with the communities in our market. Our ability to retain executive officers, the current management team, branch managers and loan officers of Republic Bank will continue to be important to the successful implementation of our strategy. It is also critical, as we grow, to be able to attract and retain additional members of the management team and qualified loan officers with the appropriate level of experience and knowledge about our market areas to implement the community-based operating strategy. The unexpected loss of services of any key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business, financial condition and results of operations.
We are subject to numerous governmental regulations and to comprehensive examination and supervision by regulators, which could have an adverse impact on our operations and could restrict the scope of our operations.
Both the Company and Republic Bank operate in a highly regulated environment and are subject to supervision and regulation by several governmental regulatory agencies, including the Board of Governors of the Federal Reserve System, the FDIC and the Pennsylvania Department of Banking and Securities ("PDB"). We are subject to federal and state regulations governing virtually all aspects of our activities, including lines of business, capital, liquidity, investments, payment of dividends, and others. Regulations that apply to us are generally intended to provide protection for depositors and customers rather than investors.
We are subject to extensive regulation and supervision under federal and state laws and regulations. The requirements and limitations imposed by such laws and regulations limit the manner in which we conduct our business, undertake new investments and activities and obtain financing. Financial institution regulation has been the subject of significant legislation in recent years and may be the subject of further significant legislation in the future, none of which is within our control. For example, Basel III regulations adopted by the federal bank regulatory agencies require bank holding companies and banks to undertake significant activities to demonstrate compliance with the new and higher capital standards. Compliance with these rules could impose additional costs on banking entities and their holding companies. Management has reviewed the new standards and will continue to evaluate all options and strategies to ensure ongoing compliance with the new standards, notwithstanding Republic Bank's current status as well-capitalized.

New programs and proposals may subject us and other financial institutions to additional restrictions, oversight and costs that may have an adverse impact on our business, financial condition, results of operations or the price of our common stock. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied or enforced. We cannot predict the substance or impact of future legislation, regulation or the application thereof. Compliance with such current and potential regulation and scrutiny may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital and limit our ability to pursue business opportunities in an efficient manner.
The short term and long term impact of recently adopted regulatory capital rules is uncertain and a significant increase in our capital requirements could have an adverse effect on our business and profitability.
In July 2013, the FDIC and the Federal Reserve approved a new rule that substantially amends the regulatory risk-based capital rules applicable to the Bank and the Company. The final rule implements the "Basel III" regulatory capital reforms and changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act. The final rule includes new minimum risk-based capital and leverage ratios, which became effective for the Bank and the Company on January 1, 2015, and refines the definition of what constitutes "capital" for purposes of calculating these ratios. The new minimum capital requirements are: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4%. The final rule also establishes a "capital conservation buffer" of 2.5%, and will result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%; (ii) a Tier 1 to risk-based assets capital ratio of 8.5%; and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement is being phased in beginning in January 2016 at 0.625% of risk-weighted assets and will increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that can be used for such actions.
The application of more stringent capital requirements for both the Bank and the Company could, among other things, result in lower returns on equity, require the raising of additional capital, and result in regulatory actions constraining us from paying dividends or repurchasing shares if we were to be unable to comply with such requirements, any of which could have a material adverse effect on our business and profitability.
We are subject to numerous laws designed to protect consumers, including the Community Reinvestment Act and fair lending laws, and failure to comply with these laws could lead to a wide variety of sanctions.
The Community Reinvestment Act, the Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations impose nondiscriminatory lending requirements on financial institutions. The Department of Justice and other federal agencies are responsible for enforcing these laws and regulations. A successful regulatory challenge to an institution's performance under the Community Reinvestment Act or fair lending laws and regulations could result in a wide variety of sanctions, including damages and civil money penalties, injunctive relief, restrictions on mergers and acquisitions activity, restrictions on expansion and restrictions on entering new business lines. Private parties may also have the ability to challenge an institution's performance under fair lending laws in private class action litigation. Such actions could have a material adverse effect on our business, financial condition and results of operations.
We face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.
The Bank Secrecy Act, the USA PATRIOT Act of 2001 and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and file suspicious activity and currency transaction reports as appropriate. The federal Financial Crimes Enforcement Network is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration and Internal Revenue Service. We are also subject to increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control. If our policies, procedures and systems are deemed deficient, we would be subject to liability, including fines and regulatory actions, which may include restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plan, including our acquisition plans. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us. Any of these results could have a material adverse effect on our business, financial condition and results of operations.

We face significant competition in our market from other banks and financial institutions.
The banking and financial services industry in our market area is highly competitive. We may not be able to compete effectively in our markets, which could adversely affect our results of operations. The increasingly competitive environment is a result of changes in regulation, changes in technology and product delivery systems, and consolidation among financial service providers. Larger institutions have greater access to capital markets, with higher lending limits and a broader array of services. Competition may require increases in deposit rates and decreases in loan rates, and adversely impact our net interest margin.
We may not have the resources to effectively implement new technologies, which could adversely affect our competitive position and results of operations.
The financial services industry is constantly undergoing technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend in part upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in our operations as we continue to grow and expand in our market. Many of our larger competitors have substantially greater resources to invest in technological improvements. As a result, they may be able to offer additional or superior products to those that we will be able to offer, which would put us at a competitive disadvantage. Accordingly, we may not be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to our customers. If we are unable to do so, our competitive position and results of operations could be adversely affected.
Our disclosure controls and procedures and our internal control over financial reporting may not achieve their intended objectives.
We maintain disclosure controls and procedures designed to ensure that we timely report information as specified in the rules and forms of the Securities and Exchange Commission. We also maintain a system of internal control over financial reporting. These controls may not achieve their intended objectives. Control processes that involve human diligence and compliance, such as our disclosure controls and procedures and internal control over financial reporting, are subject to lapses in judgment and breakdowns resulting from human failures. Controls can also be circumvented by collusion or improper management override. Because of such limitations, there are risks that material misstatements due to error or fraud may not be prevented or detected and that information may not be reported on a timely basis. If our controls are not effective, it could have a material adverse effect on our financial condition, results of operations, and market for our common stock, and could subject us to regulatory scrutiny.
We are subject to certain operational risks, including, but not limited to, customer or employee fraud and data processing system failures and errors.
Employee errors and misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. Misconduct by our employees could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of our customers or improper use of confidential information. It is not always possible to prevent employee errors and misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Employee errors could also subject us to financial claims for negligence.
We maintain a system of internal controls and insurance coverage to mitigate operational risks, including data processing system failures and errors, and customer or employee fraud. Should our internal controls fail to prevent or detect an occurrence, or if any resulting loss is not insured or exceeds applicable insurance limits, it could have a material adverse effect on our business, financial condition and results of operations.

System failure or breaches of our network security could subject us to increased operating costs as well as litigation and other liabilities.
The computer systems and network infrastructure we use could be vulnerable to unforeseen problems. Our operations are dependent upon our ability to protect our computer equipment against damage from physical theft, fire, power loss, telecommunications failure or a similar catastrophic event, as well as from security breaches, denial of service attacks, viruses, worms and other disruptive problems caused by hackers. Any damage or failure that causes an interruption in our operations could have a material adverse effect on our financial condition and results of operations. Computer break-ins, phishing and other disruptions could also jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, which may result in significant liability to us and may cause existing and potential customers to refrain from doing business with us. Although we, with the help of third-party service providers, intend to continue to implement security technology and establish operational procedures to prevent such damage, these security measures may not be successful. In addition, advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms we and our third-party service providers use to encrypt and protect customer transaction data. A failure of such security measures could have a material adverse effect on our financial condition and results of operations.
If we want to, or are compelled to, raise additional capital in the future, that capital may not be available to us when it is needed or on terms that are favorable to us or current shareholders.
Federal banking regulators require us, and Republic Bank, to maintain capital to support our operations. Regulatory capital ratios are defined and required ratios are established by laws and regulations promulgated by banking regulatory agencies. At December 31, 2015, our regulatory capital ratios were above "well capitalized" levels under current bank regulatory guidelines. To be "well capitalized," banking companies generally must maintain a Tier 1 leverage ratio of at least 5%, a Common Equity Tier 1 ratio of at least 6.5%, a Tier 1 risk-based capital ratio of at least 8%, and a total risk-based capital ratio of at least 10%. Regulators, however, may require us, or Republic Bank, to maintain higher regulatory capital ratios.

Our ability to raise additional capital in the future will depend on conditions in the capital markets at that time, which are outside of our control, on our financial performance and on other factors. Accordingly, we may not be able to raise additional capital on terms and time frames acceptable to us, or at all. If we cannot raise additional capital in sufficient amounts when needed, our ability to comply with regulatory capital requirements could be materially impaired. Additionally, the inability to raise capital in sufficient amounts may adversely affect our operations, financial condition and results of operations. Our ability to borrow could also be impaired by factors that are nonspecific to us, such as disruption of the financial markets or negative news and expectations about the prospects for the financial services industry. If we raise capital through the issuance of additional shares of our common stock or other securities, we would likely dilute the ownership interests of investors, and could dilute the per share book value and earnings per share of our common stock. Furthermore, a capital raise through issuance of additional shares may have an adverse impact on our stock price.
We are exposed to environmental liabilities with respect to real estate that we have or had title to in the past.
A significant portion of our loan portfolio is secured by real property. In the course of our business, we may foreclose, accept deeds in lieu of foreclosure, or otherwise acquire real estate, and in doing so could become subject to environmental liabilities with respect to these properties. We may become responsible to a governmental agency or third parties for property damage, personal injury, investigation and clean-up costs incurred by those parties in connection with environmental contamination, or may be required to investigate or clean-up hazardous or toxic substances, or chemical releases at a property. The costs associated with environmental investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. Although we have policies and procedures to perform an environmental review before acquiring title to any real property, these may not be sufficient to detect all potential environmental hazards. If we were to become subject to significant environmental liabilities, it could materially and adversely affect us.

Risks Related to Our Common Stock and this Offering
Our management will have broad discretion as to the use of proceeds from this offering, and we may not use the proceeds effectively.
Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock.  You will not have the opportunity, as part of your investment decision, to assess whether these proceeds are being used appropriately.  Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of products and cause the price of our common stock to decline.
The market price of our common stock may fluctuate significantly, and this may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.
The market price of our common stock on the NASDAQ Global Market constantly changes.  We expect that the market price of our common stock will continue to fluctuate and there can be no assurance about the market prices for our common stock.
Stock price volatility may make it difficult for you to resell your common stock when you want and at prices you find attractive.  Our stock price may fluctuate significantly as a result of a variety of factors, many of which are beyond our control.  In addition to those described in "Cautionary Statement Regarding Forward-Looking Statements," these factors include, among others:
•	actual or anticipated variations in quarterly results of operations;
•	recommendations by securities analysts;
•	operating and stock price performance of other companies that investors deem comparable to us;
•	any failure to pay dividends on our common stock or a reduction in dividends;
•	continued levels of loan quality and volume origination;
•	the adequacy of loan loss reserves;
•	the willingness of customers to substitute competitors' products and services for our products and services and vice versa, based on price, quality, relationship or otherwise;
•	interest rate, market and monetary fluctuations;
•	the timely development of competitive new products and services by us and the acceptance of such products and services by customers;
•	changes in consumer spending and saving habits relative to the financial services we provide;

•	relationships with major customers;
•	our ability to continue to grow our business internally and through acquisition and successful integration of new or acquired entities while controlling costs;
•	news reports relating to trends, concerns and other issues in the financial services industry, including the failures of other financial institutions in the current economic downturn;
•	perceptions in the marketplace regarding us and/or our competitors;
•	new technology used, or services offered, by competitors;
•	deposit flows;
•	changes in accounting principles, policies and guidelines;
•	rapidly changing technology;
•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;
•	failure to integrate acquisitions or realize anticipated benefits from acquisitions;
•	changes in and compliance with laws and government regulations of federal, state and local agencies;
•	geopolitical conditions such as acts or threats of terrorism or military conflicts;
•	quarterly variations in our operating results or the quality of our assets;
•	operating results that vary from the expectations of management, analysts and investors;
•	future sales of our equity or equity-related securities;
•	the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing, and developments with respect to financial institutions generally; and
•	the relatively low trading volume of our common stock.
General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of operating results as evidenced by the current volatility and disruption of capital and credit markets.
The trading volume of our common stock may not provide adequate liquidity for investors and is less than that of other financial services companies.
Our common stock is listed under the symbol "FRBK" on the NASDAQ Global Market.  The average daily trading volume for shares of our common stock is less than larger financial institutions.  As a result, sales of our common stock may place significant downward pressure on the market price of our common stock.  Furthermore, it may be difficult for holders to resell their shares at prices they find attractive, or at all.

Offerings of debt and/or preferred equity securities may adversely affect the market price of our common stock.
We may attempt to increase our capital resources or, if our Republic Bank's capital ratios fall below the required minimums, we could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock.  Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings are likely to receive distributions of our available assets prior to the holders of our common stock.  Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both.  Holders of our common stock are not entitled to preemptive rights or other protections against dilution.
Our board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the shareholders.  Our board of directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our common stock with respect to dividends or upon our dissolution, winding up and liquidation and other terms.  If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.
Our common stock is not insured by any governmental entity and, therefore, an investment in our common stock involves risk.

Our common stock is not a deposit account or other obligation of any bank, and is not insured by the FDIC or any other governmental entity, and is subject to investment risk, including possible loss.

There may be future sales of our common stock, which may materially and adversely affect the market price of our common stock.

As of December 1, 2016, there were 2.5 million shares of our common stock issuable upon conversion, exchange or exercise in respect of outstanding securities, options or warrants, and we had the authority to issue up to approximately 4.0 million shares of our common stock under our 2014 Republic First Bancorp, Inc. Equity Incentive Plan.
We are not restricted from issuing additional shares of our common stock, including securities that are convertible into or exchangeable or exercisable for shares of our common stock. Our issuance of shares of common stock in the future will dilute the ownership interests of our existing shareholders.

Additionally, the sale of substantial amounts of our common stock or securities convertible into or exchangeable or exercisable for our common stock, whether directly by us or by existing common shareholders in the secondary market, the perception that such sales could occur or the availability for future sale of shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock could, in turn, materially and adversely affect the market price of our common stock and our ability to raise capital through future offerings of equity or equity-related securities. We are party to a registration rights agreement with the holders of the convertible trust preferred securities of Republic First Bancorp Capital Trust IV, which requires us, under certain circumstances, to register up to 1.7 million shares of our common stock into which the trust preferred securities may be converted for resale under the Securities Act of 1933.

In addition, our Board of Directors is authorized to designate and issue preferred stock without further shareholder approval, and we may issue other equity securities that are senior to our common stock in the future for a number of reasons, including, without limitation, to support operations and growth, to maintain our capital ratios and to comply with any future changes in regulatory standards.

Our common stock is currently traded on the Nasdaq Global Market. During 2015, the average daily trading volume for our common stock was approximately 83,900 shares. Sales of our common stock may place significant downward pressure on the market price of our common stock. Furthermore, it may be difficult for holders to resell their shares at prices they find attractive, or at all.

We are currently authorized to issue up to 100,000,000 shares of common stock of which 37,939,378 shares were outstanding as of December 1, 2016, and up to 10,000,000 shares of preferred stock, of which no shares were outstanding as of December 1, 2016.  Our board of directors has authority, without action or vote of the shareholders of common stock, to issue all or part of the authorized but unissued shares.  Authorized but unissued shares of our common stock or preferred stock could be issued on terms or in circumstances that could dilute the interests of other shareholders.
Our common stock is subordinate to our existing and future indebtedness and any preferred stock and effectively subordinated to all indebtedness and preferred equity claims against our subsidiaries.

Shares of our common stock are common equity interests in us and, as such, will rank junior to all of our existing and future indebtedness and other liabilities. Additionally, holders of our common stock may become subject to the prior dividend and liquidation rights of holders of any classes or series of preferred stock that our Board of Directors may designate and issue without any action on the part of the holders of our common stock. Furthermore, our right to participate in a distribution of assets upon any of our subsidiaries' liquidation or reorganization is subject to the prior claims of that subsidiary's creditors and preferred shareholders.

Our ability to pay dividends depends upon the results of operations of our subsidiaries.

We have never declared or paid cash dividends on our common stock. Our Board of Directors intends to follow a policy of retaining earnings for the purpose of increasing our capital for the foreseeable future.

Holders of our common stock are entitled to receive dividends if, as and when declared from time to time by our Board of Directors in its sole discretion out of funds legally available for that purpose, after debt service payments and payments of dividends required to be paid on our outstanding preferred stock, if any.

While we, as a bank holding company, are not subject to certain restrictions on dividends applicable to Republic Bank, our ability to pay dividends to the holders of our common stock will depend to a large extent upon the amount of dividends paid by Republic Bank to us. Regulatory authorities restrict the amount of cash dividends Republic Bank can declare and pay without prior regulatory approval. Presently, Republic cannot declare or pay dividends in any one-year in excess of retained earnings for that year subject to risk based capital requirements.

If we fail to maintain an effective system of internal control over financial reporting and disclosure controls and procedures, current and potential shareholders may lose confidence in our financial reporting and disclosures and could subject us to regulatory scrutiny.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, referred to as Section 404, we are required to include in our Annual Reports on Form 10-K, our management's report on internal control over financial reporting. While we have reported no material weaknesses in the Form 10-K for the fiscal year ended December 31, 2015, we cannot guarantee that we will not have any material weaknesses in the future.

Compliance with the requirements of Section 404 is expensive and time-consuming. If, in the future, we fail to complete this evaluation in a timely manner we could be subject to regulatory scrutiny and a loss of public confidence in our internal control over financial reporting. In addition, any failure to maintain an effective system of disclosure controls and procedures could cause our current and potential shareholders and customers to lose confidence in our financial reporting and disclosure required under the Exchange Act, which could adversely affect our business.

Our governing documents, Pennsylvania law, and current policies of our Board of Directors contain provisions, which may reduce the likelihood of a change in control transaction, which may otherwise be available and attractive to shareholders.

Our articles of incorporation and bylaws contain certain anti-takeover provisions that may make it more difficult or expensive or may discourage a tender offer, change in control or takeover attempt that is opposed by our Board of Directors. In particular, the articles of incorporation and bylaws classify our Board of Directors into three groups, so that shareholders elect only approximately one-third of the Board each year; permit shareholders to remove directors only for cause and only upon the vote of the holders of at least 75% of the voting shares; require our shareholders to give us advance notice to nominate candidates for election to the Board of Directors or to make shareholder proposals at a shareholders' meeting; require the vote of the holders of at least 60% of our voting shares for shareholder amendments to our bylaws; require the vote of the holders of at least 75% of our voting shares to approve certain business combinations; and restrict the holdings and voting rights of shareholders who would acquire more than 10% of our outstanding common stock without the approval of two-thirds of our Board of Directors. These provisions of our articles of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control, even though a majority of our shareholders may consider such proposals desirable. Such provisions could also make it more difficult for third parties to remove and replace the members of our Board of Directors. Moreover, these provisions could diminish the opportunities for shareholders to participate in certain tender offers, including tender offers at prices above the then-current market value of our common stock, and may also inhibit increases in the trading price of our common stock that could result from takeover attempts or speculation.

In addition, anti-takeover provisions in Pennsylvania law could make it more difficult for a third party to acquire control of us. These provisions could adversely affect the market price of our common stock and could reduce the amount that shareholders might receive if we are sold. For example, Pennsylvania law may restrict a third party's ability to obtain control of us and may prevent shareholders from receiving a premium for their shares of our common stock. Pennsylvania law also provides that our shareholders are not entitled by statute to propose amendments to our articles of incorporation.

Regulatory and contractual restrictions may limit or prevent us from paying dividends or repurchasing, or we may choose not to pay dividends on or repurchase, our common stock.
The Company is an entity separate and distinct from its principal subsidiary, Republic Bank, and we derive substantially all of our revenue in the form of dividends from that subsidiary.  Accordingly, we are and will be dependent upon dividends from the Bank to pay the principal of and interest on our indebtedness, to satisfy our other cash needs and to pay dividends on our common and preferred stock.  The Bank's ability to pay dividends is subject to its ability to earn net income and to meet certain regulatory requirements.  In the event the Bank is unable to pay dividends to us, we may not be able to pay dividends on our common or preferred stock.  Also, our right to participate in a distribution of assets upon a subsidiary's liquidation or reorganization is subject to the prior claims of the subsidiary's creditors, including those of its depositors.
Under guidance issued by the Federal Reserve, as a bank holding company we are to consult the Federal Reserve before declaring dividends and are to strongly consider eliminating, deferring, or reducing dividends we pay to our shareholders if (1) our net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends, (2) our prospective rate of earnings retention is not consistent with our capital needs and overall current and prospective financial condition, or (3) we will not meet, or are in danger of not meeting, our minimum regulatory capital adequacy ratios.  Additionally, there can be no assurance that regulatory approval will be granted by the Federal Reserve Board to pay dividends.  Future payment of cash dividends, if any, will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the board may deem relevant and will be subject to applicable federal and state laws that impose restrictions on our and our bank subsidiary's ability to pay dividends, as well as guidance issued from time to time by regulatory authorities.
If we defer payments of interest on our outstanding junior subordinated debt securities or if certain defaults relating to those debt securities occur, we will be prohibited from declaring or paying dividends or distributions on, and from making liquidation payments with respect to, our common stock.
As of December 1, 2016, we had outstanding approximately $22.5 million aggregate principal amount of junior subordinated debt securities issued in connection with the sale of trust preferred securities by certain of our subsidiaries that are statutory business trusts.  We have also guaranteed those trust preferred securities.  There are currently three separate series of these junior subordinated debt securities outstanding, each series having been issued under a separate indenture and with a separate guarantee.  Each of these indentures, together with the related guarantee, prohibits us, subject to limited exceptions, from declaring or paying any dividends or distributions on, or redeeming, repurchasing, acquiring or making any liquidation payments with respect to, any of our capital stock (including our common stock) at any time when (i) there shall have occurred and be continuing an event of default under the indenture or any event, act or condition that with notice or lapse of time or both would constitute an event of default under the indenture; or (ii) we are in default with respect to payment of any obligations under the related guarantee; or (iii) we have deferred payment of interest on the junior subordinated debt securities outstanding under that indenture.  In that regard, we are entitled, at our option but subject to certain conditions, to defer payments of interest on the junior subordinated debt securities of each Series from time to time for up to five years.

Events of default under each indenture generally consist of our failure to pay interest on the junior subordinated debt securities outstanding under that indenture under certain circumstances, our failure to pay any principal of or premium on such junior subordinated debt securities when due, our failure to comply with certain covenants under the indenture, and certain events of bankruptcy, insolvency or liquidation relating to us or the Bank.
As a result of these provisions, if we were to elect to defer payments of interest on any series of junior subordinated debt securities, or if any of the other events described in clause (i) or (ii) of the first paragraph of this risk factor were to occur, we would be prohibited from declaring or paying any dividends on our common stock, from redeeming, repurchasing or otherwise acquiring any of our common stock, and from making any payments to holders of our common stock in the event of our liquidation, which would likely have a material adverse effect on the market value of our common stock.  Moreover, without notice to or consent from the holders of our common stock, we may issue additional series of junior subordinated debt securities in the future with terms similar to those of our existing junior subordinated debt securities or enter into other financing agreements that limit our ability to purchase or to pay dividends or distributions on our capital stock, including our common stock.
Anti-takeover provisions and restrictions on ownership could negatively impact our shareholders.
Provisions of federal and Pennsylvania law and our articles of incorporation and bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us.  These provisions could make it more difficult for a third party to acquire us even if an acquisition might be in the best interest of our shareholders.  In addition, the Bank Holding Company Act of 1956, as amended, or the BHCA, requires any bank holding company to obtain the approval of the Federal Reserve prior to acquiring more than 5% of our outstanding common stock.  Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act.  Any holder of 25% or more of our outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the BHCA.
Our articles of incorporation and bylaws contain certain provisions that may have the effect of deterring or discouraging an attempt to take control of the Company.  Among other things, these provisions:
•	empower our board of directors, without shareholder approval, to issue shares of our preferred stock the terms of which, including voting power, are set by our board;
•	divide our board of directors into three classes serving staggered three year terms;
•	authorize our board of directors to oppose a tender or other offer for the Company's securities if the board determines that such an offer should be rejected;
•
require the affirmative vote of holders of at least 75% of the outstanding shares of our common stock and preferred stock entitled to vote to approve any merger, consolidation, liquidation or dissolution of the Company, or any sale or other disposition of all or substantially all of the assets of the Company, and require the affirmative vote of at least 60% of voting stock to amend this requirement;

•	eliminate cumulative voting in the election of directors; and
•	require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.
See "Description of Common Stock – Anti-Takeover Provisions" in the accompanying base prospectus.

USE OF PROCEEDS
The net proceeds, after estimated expenses, to us from the sale of the shares of common stock offered hereby will be approximately $99.2 million.
We intend to use the net proceeds of this offering for general corporate purposes which may include, without limitation, making investments at the holding company level, providing capital to support our subsidiaries, including the Bank, supporting asset and deposit growth, engaging in acquisitions or other business combinations, and reducing or refinancing existing debt.  We do not have any specific plans for acquisitions or other business combinations at this time.  Allocations of the net proceeds from this offering to specific purposes have not been made at the date of this prospectus supplement.  The precise amounts and timing of the application of proceeds will depend upon our funding requirements.
CAPITALIZATION
The following table sets forth our capitalization as of September 30, 2016:
•	on an actual basis; and
•
on an as adjusted basis after giving effect to our sale and issuance of shares of common stock in this offering at a public offering price of $5.35 per share and our receipt of $99.2 million in estimated net proceeds from this offering after deducting the estimated offering expenses of this offering.

You should read the information in this table in conjunction with the "Use of Proceeds," "Dividend Policy," "Summary Selected Consolidated Financial Data," included in this prospectus supplement, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes to those statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2015, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which are incorporated by reference into this prospectus supplement and the accompanying base prospectus.

	At September 30, 2016
	Actual	As Adjusted
	(Dollars in thousands, except per share data)
Long-term debt
Long-term debt	$22,476	$22,476
Total long-term debt	$22,476	$22,476

Shareholders' equity
Preferred stock, par value $0.01 per share; 10,000,000 shares authorized; no shares issued and outstanding	$-	$-
Common stock, $0.01 value per share; 100,000,000 shares authorized; 38,446,223 shares issued and 37,917,378 outstanding, actual; 57,137,812 shares issued and 56,608,967 shares outstanding, as adjusted	384	571
Additional Paid-in capital	153,887	252,900
Retained earnings	(29,385)	(29,385)
Treasury stock at cost (503,408 shares)	(3,725)	(3,725)
Stock held by deferred compensation plan (25,437 shares)	(183)	(183)
Accumulated other comprehensive income	(1,326)	(1,326)
Total shareholders' equity	119,652	218,852

Total capitalization(1)	$142,128	$241,328

Per common stock
Common book value per share	$3.16	$3.87
Tangible common book value per share(2)	$3.02	$3.78

Capital ratios
Tier 1 leverage ratio	8.14%	14.14%
Common equity Tier 1 ratio	9.40%	17.66%
Tier 1 risk-based capital ratio	11.22%	19.48%
Total risk-based capital ratio	12.00%	20.27%

______________________________
(1)	Includes shareholders' equity and long-term debt.
(2)	Non-GAAP measure calculated as GAAP total stockholders' equity less goodwill and other intangible assets divided by common shares outstanding at period-end.

The following table presents a reconciliation of GAAP to Non-GAAP measures disclosed within this document.
	At September 30, 2016
	Actual	As Adjusted
	(Dollars in thousands, except per share data)
Total shareholders' equity	$119,652	$218,852
Reconciling items:
Goodwill	(4,892)	(4,892)
Intangible asset	(87)	(87)
Tangible common equity	$114,673	$213,873

Common shares outstanding	37,917,378	56,608,967

Tangible book value per common share	$3.02	$3.78

PRICE RANGE OF COMMON STOCK
Our common stock is traded on the NASDAQ Global Market under the symbol "FRBK." As of December 1, 2016, there were approximately 5,300 holders of record of our common stock and 37,939,378 shares of our common stock outstanding.
The following table sets forth, for the fiscal periods indicated, the high and low sales prices for our common stock for the two most recent fiscal years.  Trading prices are based on published financial sources.
	High	Low
Year Ended December 31, 2014
First Quarter	$4.59	$2.86
Second Quarter	$6.00	$3.48
Third Quarter	$5.18	$3.86
Fourth Quarter	$4.32	$3.61

Year Ended December 31, 2015
First Quarter	$3.94	$3.27
Second Quarter	$3.73	$3.36
Third Quarter	$4.03	$3.32
Fourth Quarter	$4.67	$3.53

Year Ended December 31, 2016
First Quarter	$4.45	$3.84
Second Quarter	$4.84	$3.91
Third Quarter	$4.52	$4.00
Fourth Quarter (through November 30, 2016)	$5.43	$3.70

See "Dividend Policy" below for a discussion of restrictions on our ability to pay dividends.
DIVIDEND POLICY
We have never declared or paid cash dividends on our common stock.  Our Board of Directors intends to follow a policy of retaining earnings for the purpose of increasing our capital for the foreseeable future.  Holders of our common stock are entitled to receive dividends if, as and when declared from time to time by our Board of Directors in its sole discretion out of funds legally available for that purpose, after debt service payments and payments of dividends required to be paid on our outstanding preferred stock, if any.  Declaration of future dividends by our board of directors will depend on a number of factors, including capital requirements, regulatory limitations, our operating results and financial condition and general economic conditions.  Under guidance issued by the Federal Reserve, as a bank holding company we are to consult the Federal Reserve before declaring dividends and are to strongly consider eliminating, deferring, or reducing dividends we pay to our shareholders if (1) our net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends, (2) our prospective rate of earnings retention is not consistent with our capital needs and overall current and prospective financial condition, or (3) we will not meet, or are in danger of not meeting, our minimum regulatory capital adequacy ratios.

The Company's ability to pay dividends depends primarily on receipt of dividends from Republic Bank.  Dividend payments from the Bank are subject to legal and regulatory limitations.  The ability of the Bank to pay dividends is also subject to profitability, financial condition, capital expenditures and other cash flow requirements.  The payment of dividends by the Bank and us may also be affected by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.  The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice.  Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized.  Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

We are also subject to certain limitations under the Pennsylvania Business Corporation Law of 1988, as amended, which prohibits payment of dividends if a corporation would be unable to pay its debts as they become due, or the total assets of the corporation would be less than the sum of its total liabilities.

PLAN OF DISTRIBUTION
Listing
We are offering the shares of common stock directly to certain existing shareholders and other institutional investors. The offering is not being made through an underwriter or placement agent.
We are selling 18,691,589 shares of our common stock under this prospectus supplement directly to certain existing shareholders and institutional investors at a price of $5.35 per share. On the closing date, we will issue the shares of common stock to the purchasers and we will receive funds in the amount of the aggregate purchase price.
We estimate the total expenses of this offering which will be payable by us will be approximately $0.8 million. The transfer agent for our common stock is Computershare, Inc. Our common stock is listed on the NASDAQ Global Market under the symbol "FRBK."

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Stevens & Lee, P.C., Philadelphia, Pennsylvania.
EXPERTS
Our audited consolidated financial statements as of December 31, 2015 and 2014, and for each of the three  years in the period ended December 31, 2015,  and management's assessment of effectiveness of internal controls over financial reporting as of December 31, 2015 incorporated by reference in this prospectus supplement have been so  incorporated in reliance upon the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 (File No.  333-214052) for the securities being offered under this prospectus.  This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and accompanying exhibits.  This prospectus contains descriptions of certain agreements or documents that are exhibits to the registration statement.  The statements as to the contents of such exhibits, however, are brief descriptions and are not necessarily complete, and each statement is qualified in all respects by reference to such agreement or document.
In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC.  Our current SEC filings and the registration statement and accompanying exhibits may be inspected without charge at the public reference facilities of the SEC located at 100 F Street, N. E., Washington, D.C. 20549.  You may obtain copies of this information at prescribed rates.  The SEC also maintains a website that contains reports, proxy statements, registration statements and other information, including our filings with the SEC.  The SEC website address is www.sec.gov.  You may call the SEC at 1-800-SEC-0330 to obtain further information on the operations of the public reference room.

We make available free of charge through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC.  Information about us can be found on the internet at the Bank's website at www.myrepublicbank.com.  Please note that our website address is provided as an inactive textual reference only.  Information contained on or accessible through our website is not part of this prospectus and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to "incorporate by reference" certain information that we file with the SEC into this prospectus.  By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC.  The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference into this prospectus.  Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement.  This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the filing of this prospectus and prior to the sale of all the securities covered by this prospectus.
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;
•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;
•	The information specifically incorporated by reference into our Annual Report from our Definitive Proxy Statement on Schedule 14A filed on March 28, 2016;
•	Our Current Reports on Form 8-K filed on January 25, 2016, April 22, 2016, April 28, 2016, and August 1, 2016, as amended by Form 8-K/A filed on October 7, 2016; and
• The description of our common stock contained in our registration statement on Form S-1 as initially filed with the Commission pursuant to the Securities Act on April 23, 2010.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents or information that have been incorporated by reference in this prospectus but not delivered with this prospectus.  You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address and telephone number.

         We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of the initial registration statement that contains this prospectus.  Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this document (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement.
Notwithstanding the foregoing, any document or portion of a document that is "furnished" to, but not "filed" with, the SEC is not incorporated by reference in this prospectus.

These documents may be obtained as explained above (see "Where You Can Find More Information"), or you may request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling us at the following address or telephone number:

Republic First Bancorp, Inc.
50 South 16th Street
Suite 2400
Philadelphia, Pennsylvania 19102
Attention:  Kemma Brown
Phone No.:  (215) 735-4422
You should rely only on the information in our prospectus, any applicable prospectus supplement, any related free writing prospectus and the documents that are incorporated by reference.  We have not authorized anyone else to provide you with different information.  We are not offering these securities in any state where the offer is prohibited by law.  You should not assume that the information in this prospectus, any applicable prospectus supplement, any related free writing prospectus or any incorporated document is accurate as of any date other than the date of the document.

PROSPECTUS
$100,000,000

REPUBLIC FIRST BANCORP, INC.

Common Stock
Preferred Stock
Warrants
 Debt Securities

We may offer and sell any combination of the securities listed above, in one or more offerings, up to a total dollar amount of $100,000,000 (or the equivalent in foreign currency or currency units). We may offer these securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more prospectus supplements. The debt securities, preferred stock and warrants may be convertible or exercisable or exchangeable for debt or equity securities of the Company or of one or more entities.
We will provide the specific terms of the securities offered in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. Please read this prospectus, the applicable supplement and any related free writing prospectus, as well as any documents incorporated by reference in this prospectus or any prospectus supplement, carefully before you invest in any of our securities.
Our common stock is traded on the Nasdaq Global Market under the symbol "FRBK." On November 11, 2016, the closing price of our common stock on the Nasdaq Global Market was $4.75 per share. You are urged to obtain current market prices of our common stock. The applicable prospectus supplement will contain information, where applicable, as to any listing on the Nasdaq Global Market or any securities market or other exchange of the securities covered by the applicable prospectus supplement.
The securities may be offered and sold on a continuous or delayed basis, through agents, dealers or underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. If agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts. Net proceeds from the sale of securities will be set forth in the applicable prospectus supplement. For general information about the distribution of securities offered, please see "Plan of Distribution" in this prospectus.
Investing in our securities involves risk. You should carefully review the risks and uncertainties described under the heading "Risk Factors" beginning on page 5 of this prospectus and in our periodic reports and other information we file with the Securities and Exchange Commission before making any decision to invest in our securities.
Our principal executive offices are located at 50 South 16th Street, Suite 2400, Philadelphia, Pennsylvania 19102. Our Internet address is http://www.myrepublicbank.com.
Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this prospectus is November 14, 2016.

i

TABLE OF CONTENTS
ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	3
ABOUT REPUBLIC FIRST BANCORP, INC.	5
RISK FACTORS	5
USE OF PROCEEDS	5
SECURITIES WE MAY OFFER	6
DESCRIPTION OF COMMON STOCK	6
DESCRIPTION OF PREFERRED STOCK	14
DESCRIPTION OF WARRANTS	15
DESCRIPTION OF DEBT SECURITIES	16
PLAN OF DISTRIBUTION	19
LEGAL MATTERS	20
EXPERTS	20

ii

ABOUT THIS PROSPECTUS
In this prospectus, the "Company," "we," "our," "ours," and "us" refer to Republic First Bancorp, Inc., which is a bank holding company headquartered in Philadelphia, Pennsylvania, and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to "Republic Bank" or "the Bank" mean Republic First Bank (dba Republic Bank), which is a Pennsylvania state-chartered commercial bank and our wholly owned banking subsidiary.
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, utilizing the "shelf" registration process. Under this process, we may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus with a total aggregate principal amount or initial purchase price amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. You should read this prospectus, the prospectus supplement, and the information incorporated by reference in this prospectus before making an investment in our securities. See "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" for more information. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.
The SEC registration statement that contains this prospectus, including the exhibits and the documents incorporated herein by reference, contains additional information about us and the securities offered under this prospectus and any prospectus supplement. The registration statement can be read at the Commission's website, our website, or at the Commission's offices, which are mentioned in this prospectus under the heading "Where You Can Find More Information."
You should rely only on the information contained in or incorporated by reference in this prospectus and in any prospectus supplement or free writing prospectus that we may provide to you in connection with any offering of our securities described in this prospectus. We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs.
We may sell our securities to underwriters who will in turn sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents which we may designate from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.
A prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to be received by the Company. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act").
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is a part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act of 1933, as amended, or the Securities Act.
This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

 We file periodic reports, proxy statements and other information with the Commission. Our filings with the Commission are available to the public over the Internet at the Commission's website at http://www.sec.gov. Our filings with the Commission are also available to the public on our website at www.myrepublicbank.com, as well as through document retrieval services. You may read and copy any periodic reports, proxy statements or other information we file at the Commission's public reference room in Washington, D.C., located at: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission's public reference rooms.
The Commission allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the Commission will automatically update and supersede the information in this prospectus. In all cases, you should rely on the later information to the extent the information on any given topic included in this prospectus is different.
We incorporate by reference the documents listed below and any filings we make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the initial filing of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus are sold by us; provided, however, that we are not incorporating any information that is deemed "furnished" in accordance with the Commission's rules, including, but not limited to, information under Items 2.02 or Item 7.01 of any Current Report on Form 8-K including related exhibits:
•	our Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 14, 2016;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed on May 6, 2016;
•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed on August 8, 2016;
•	our Current Reports on Form 8-K filed on January 25, 2016, April 22, 2016, April 28, 2016, August 1, 2016, as amended by Form 8-K/A filed on October 7, 2016, and August 8, 2016; and
•	the description of our common stock contained in our registration statement on Form S-1 as initially filed with the Commission pursuant to the Securities Act on April 23, 2010.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents or information that have been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address and telephone number:
Republic First Bancorp, Inc.
50 South 16th Street, Suite 2400
Philadelphia, Pennsylvania 19102
Attention: Kemma Brown
 Telephone: (215) 735-4422
You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. You should not assume that the information in this prospectus is accurate as of any date other than the dates on the front of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein or therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We are including this statement for the purpose of invoking those safe harbor provisions. Forward-looking statements often include the words "believes," "continues," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could." These forward-looking statements may include, among other things:
•	statements and assumptions relating to financial performance;
•	statements relating to the anticipated effects on results of operations or financial condition from recent or future developments or events;
•	statements relating to our business and growth strategies and our regulatory capital levels; and
•	any other statements, projections or assumptions that are not historical facts.
Actual future results may differ materially from our forward-looking statements, and we qualify all forward-looking statements by various risks and uncertainties we face, some of which are beyond our control, as well as the assumptions underlying the statements, including, among others, the following factors:
•	the strength of the United States economy in general and the strength of the local economies in which we conduct operations and the impact they may have on us and our customers;
•	the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs;
•	the overall quality of the composition of our loan and securities portfolios;
•	electronic, cyber and physical security breaches;
•
legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and impending regulations, changes in banking, securities and tax laws and regulations and their application by our regulators, including the new Basel III capital requirements, and changes in the scope and cost of Federal Deposit Insurance Corporation ("FDIC") insurance;

•	the effects of, and changes in, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the "Federal Reserve");
•	inflation, interest rate, market and monetary fluctuations and their effect on the market value of financial assets;
•	fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas;
•
the results of examinations of us by the Federal Reserve and of the Bank by the Pennsylvania Department of Banking and Securities and the FDIC, including the possibility that the FDIC may, among other things, require Republic Bank to increase its capital ratios, increase its allowance for loan losses or to write-down assets;

•
risks of expansion through acquisitions and mergers, such as unexpected credit quality problems of the loans or other assets, unexpected attrition of the customer base of the acquired institution or branches, and difficulties in integration of the acquired operations;

•	our ability to control operating costs and expenses;
•	our ability to manage delinquency rates;
•	our ability to retain key members of our senior management team;
•	the costs of litigation, including settlements and judgments;
•	the increased competitive pressures among financial services companies;
•
the timely development of and acceptance of new products and services and the perceived overall value of these products and services by businesses and consumers, including the features, pricing and quality compared to our competitors' products and services;

•	rapid technological changes and developments;
•	changes in consumer and business spending, borrowing and saving habits and demand for financial services in our market area;

•	the ability of key third-party providers to perform their obligations to us;
•
changes in auditing or accounting policies and practices, as may be adopted by the financial institution regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board;

•	the occurrence of extraordinary events (such as natural disasters, acts of terrorism, wars, or political conflicts);
•
other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere herein or in the documents incorporated by reference herein and in our other filings with the SEC; and

•	our success at managing the risks involved in the foregoing.
Some of these and other factors are discussed in the "Risk Factors" section and elsewhere in this prospectus and in the documents incorporated by reference herein. The development of any or all of these factors could have an adverse impact on our financial position and results of operations.
Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, unless otherwise required to do so by law or regulation. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus or in the documents incorporated by reference herein might not occur, and you should not put undue reliance on any forward-looking statements.
If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus and in the information incorporated by reference herein. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. We will not update the forward-looking statements to reflect actual results or changes in the factors affecting the forwarding-looking statements.
Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate us. Any investor in our common stock should consider all risks and uncertainties disclosed in our filings with the Commission described above under the heading "Where You Can Find More Information," all of which are accessible on the SEC's website at http://www.sec.gov.

ABOUT REPUBLIC FIRST BANCORP, INC.
Republic First Bancorp, Inc. is a one-bank holding company organized and incorporated under the laws of the Commonwealth of Pennsylvania. It is comprised of one wholly-owned subsidiary, Republic First Bank, which does business under the name of Republic Bank. Republic Bank is a Pennsylvania state-chartered bank that offers a variety of banking services to individuals and businesses throughout the Greater Philadelphia and South Jersey area through its offices and store locations in Philadelphia, Montgomery, and Delaware counties in Pennsylvania and Camden county, New Jersey. The Company also has three unconsolidated subsidiaries, which are statutory trusts established by the Company in connection with its sponsorship of three separate issuances of trust preferred securities. We provide banking services through Republic Bank. We also offer residential mortgage loan services through the Bank's wholly owned subsidiary, Oak Mortgage Company LLC, which the Bank acquired on July 28, 2016.
The Company and Republic Bank encounter vigorous competition for market share in the geographic areas they serve from bank holding companies, national, regional and other community banks, thrift institutions, credit unions and other non-bank financial organizations, such as mutual fund companies, insurance companies and brokerage companies. Additionally, the Company and Republic Bank are subject to federal and state regulations governing virtually all aspects of their activities, including but not limited to, lines of business, liquidity, investments, the payment of dividends and others. Such regulations and the cost of adherence to such regulations can have a significant impact on earnings and financial condition.
As of September 30, 2016, we had total assets of approximately $1.7 billion, total shareholders' equity of approximately $119.7 million, total deposits of approximately $1.6 billion, net loans receivable of approximately $936 million, and net income of $3.4 million for the nine months ended September 30, 2016. The Company has one reportable segment: community banking. The community banking segment primarily encompasses the commercial loan and deposit activities of Republic Bank, as well as the consumer loan products offered in the areas surrounding our stores, and the residential mortgage activities of the Bank's wholly owned subsidiary, Oak Mortgage Company LLC.
RISK FACTORS
An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully read and consider the risks, uncertainties and assumptions discussed under Item 1A, "Risk Factors," in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and any updates described in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are incorporated herein by reference and may be amended, supplemented or superseded from time to time by other reports we file with the Commission in the future, together with information in this prospectus and any other information incorporated by reference into this prospectus. See the section of this prospectus entitled "Where You Can Find More Information." The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the offered securities.
USE OF PROCEEDS
Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes. General corporate purposes may include, among other purposes, contribution to the capital of the Bank to support its lending and investing activities; the repayment of our debt; to support or fund acquisitions of other institutions or branches, if opportunities for such transactions become available; and investments in activities that are permitted for bank holding companies. We may temporarily invest funds that we do not immediately need for these purposes in investment securities or use them to make payments on our borrowings. The applicable prospectus supplement will provide details on the use of proceeds of any specific offering.

SECURITIES WE MAY OFFER
The securities that may be offered from time to time through this prospectus are:
•	common stock;
•	preferred stock, which we may issue in one or more series;
•	debt securities, which we may issue in one or more series; and
•	warrants entitling the holders to purchase common stock, preferred stock or debt securities.

We will describe the terms of particular securities that we may offer in the future in a prospectus supplement that we will deliver with this prospectus. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. In each prospectus supplement we will include, if relevant and material, the following information:
•	type and amount of securities that we propose to sell;
•	initial public offering price of the securities;
•	maturity;
•	original issue discount, if any;
•	rates and times of payment of interest, dividends or other payments, if any;
•	redemption, conversion, exercise, exchange, settlement or sinking fund terms, if any;
•	ranking as to priority of payment upon liquidation or right to payment of dividends;
•	voting or other rights, if any;
•
conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•	names of the underwriters, agents or dealers, if any, through or to which we will sell the securities;
•	compensation, if any, of those underwriters, agents or dealers;
•	details regarding over-allotment options, if any;
•	net proceeds to us;
•	information about any securities exchange or automated quotation system on which the securities will be listed or traded;
•	material United States federal income tax considerations applicable to the securities;
•	any material risk factors associated with the securities; and
•	any other material information about the offer and sale of the securities.
In addition, the applicable prospectus supplement and any related free writing prospectus may add, update or change the information contained in this prospectus or in the documents we have incorporated by reference.
DESCRIPTION OF COMMON STOCK
The following description of our common stock is a summary, which includes only those terms of our common stock that we believe will be most important to your decision to invest in our common stock. However, it is our articles of incorporation and bylaws as well as the Pennsylvania Business Corporation Law of 1988, as amended, referred to as the PBCL, and not this summary, which define your rights as a holder of our common stock. This summary is qualified in its entirety by reference to the complete text of these documents and the PBCL, which you should read for a full description of the terms of our common stock. Our articles of incorporation and bylaws are incorporated by reference in this prospectus as exhibits to the registration statement of which this prospectus is a part.
General
Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Holders of our common stock are entitled to one vote for every share having voting power on all matters submitted for action by the shareholders. The holders of our common stock do not have cumulative voting rights in the election of directors. Our articles of incorporation provide that certain "business combinations" with "related persons" (each as defined below) may only be authorized if at least 75% of the outstanding shares of "voting stock" (as defined below) held by shareholders other than the "related person" are voted in favor of any such "business combination." In addition, certain amendments to our articles of incorporation, including amendments relating to our authorized capital stock, "business combinations," our board of directors, certain duties of our directors, and the indemnification of our directors and officers, may only be authorized if at least 60% of the votes entitled to be cast are voted in favor of such amendments.
Holders of common stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any. While we are not subject to certain restrictions on dividends applicable to a bank, our ability to pay dividends to the holders of our common stock will depend to a large extent upon the amount of dividends paid by Republic Bank to us. Regulatory authorities restrict the amount of cash dividends Republic Bank can declare without prior regulatory approval. Presently, Republic Bank cannot declare dividends in any one year in excess of retained earnings, subject to risk-based capital requirements.
Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the shareholders after payment of liabilities and accumulated and unpaid dividends and liquidation preferences on outstanding preferred stock, if any.
Holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which our board of directors may designate and issue in the future without further shareholder approval.
Our outstanding shares of common stock are validly issued, fully-paid and nonassessable.
Preferred Stock

Our articles of incorporation authorize our board of directors to fix by resolution the voting rights, designations and preferences, priorities, qualifications, privileges, limitations, restrictions, options, conversion rights, dividend features, retirement features, liquidation features, redemption features and other special or relative rights of our preferred stock and any series thereof. Our board of directors has full authority to issue authorized preferred stock from time to time in one or more series, without further shareholder approval.

Anti-Takeover Provisions

Certain provisions of our articles of incorporation, our bylaws and the PBCL could have an anti-takeover effect and could delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of our common stock held by shareholders.

Pennsylvania Anti-Takeover Provisions

Certain anti-takeover provisions of the PBCL apply to Pennsylvania registered corporations (e.g., publicly traded companies) including those relating to (1) control share acquisitions, (2) disgorgement of profits by certain controlling persons, (3) business combination transactions with interested shareholders, and (4) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows corporations to opt-out of these anti-takeover sections. We have opted out of the provision relating to the rights of shareholders to demand fair value for their stock following a control transaction, but have not opted out of any other of these anti-takeover provisions. A general summary of these applicable anti-takeover provisions is set forth below.

Control Share Acquisitions. Pennsylvania law regarding control share acquisitions relates to the act of acquiring for the first time voting power over voting shares (other than (i) shares owned continuously by the same natural person since January 1, 1988, (ii) shares beneficially owned by any natural person or trust, estate, foundation or similar entity to the extent such shares were acquired solely by gift, inheritance, bequest, device or other testamentary distribution, directly or indirectly, from a natural person who beneficially owned the shares prior to January 1, 1988 or (iii) shares acquired pursuant to a stock split, stock dividend or similar distribution with respect to shares that have been beneficially owned continuously since their issuance by the Company by the shareholder that acquired them from the Company or that were acquired from such shareholder pursuant to (ii) above) equal to: (a) at least 20% but less than 33 1/3%; (b) at least 33 1/3% but less than 50%; or (c) 50% or more of the voting power of the corporation. Once a control share acquisition has occurred, then all shares in excess of the triggering threshold, plus shares purchased at any time with the intention of acquiring such voting power or shares purchased within 180 days of the date the triggering threshold was exceeded, are considered control shares. Control shares cannot vote either until their voting rights have been restored by two separate votes of the shareholders, described below, or until they have been transferred to a person who is not an affiliate of the transferor and does not thereby also become the holder of control shares.

The holder of control shares may wait until the next annual or special meeting after the acquisition took place to submit the question of the restoration of voting rights to the shareholders, or the acquiring person may accelerate the process by agreeing to underwrite the cost of a special meeting of shareholders for that purpose. In either case, the acquiring person is required to furnish for distribution to the shareholders an information statement containing a detailed disclosure concerning the acquiring person, its intentions with respect to ownership of securities of the corporation and other matters. As an alternative, a person submitting a bona fide written offer to make a control share acquisition may request prospective approval by the shareholders of the exercise of the voting rights of the shares proposed to be acquired, provided that the control share acquisition is consummated within 90 days after shareholder approval is obtained. Two shareholders' votes are required to approve the restoration of voting rights. First, the approval of a majority of all voting power must be obtained. Second, the approval of a majority of all disinterested shareholders must be obtained.

For a period of 24 months after the later of (a) a control share acquisition by an acquiring person who does not properly request consideration of voting rights, or (b) the denial of such a request or lapse of voting rights, the corporation may redeem all the control shares at the average of the high and low public market sales price of the shares on the date notice of the call for redemption is given by the corporation.

Disgorgement of Profits by Certain Controlling Persons. Pennsylvania law regarding disgorgement of profits by certain controlling persons applies in the event that (a) any person or group directly or indirectly publicly discloses or causes to be disclosed that the person or group may seek to acquire control of the corporation, or (b) a person or group acquires, offers to acquire or directly or indirectly publicly discloses or causes to be disclosed an intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18-month period will belong to the corporation if the securities that were sold were acquired during the 18-month period after or within 24 months prior to becoming a controlling person.

Business Combination Transactions with Interested Shareholders. Pennsylvania law regarding business combination transactions with interested shareholders provides that a person who acquires the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors or an affiliate or associate of the Company who at any time within the prior five years was the beneficial owner, directly or indirectly, of 20% of the voting shares of the Company is an "interested shareholder." A corporation subject to this provision may not effect mergers or certain other business combinations with the interested shareholder for a period of five years, unless:

•
the business combination or the acquisition of stock by means of which the interested shareholder became an interested shareholder is approved by the corporation's board of directors prior to such stock acquisition;

•	the business combination is approved by the affirmative vote of the holders of all the outstanding common shares of the corporation; or

•
the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding votes of shares held by the interested shareholders or their affiliates, and at the time of such vote, the interested shareholder is the beneficial owner of at least 80% of the voting shares of the corporation. This exception applies only if the value of the consideration to be paid by the interested shareholder in connection with the business combination satisfies certain fair price requirements.

After the five-year restricted period, an interested shareholder of the corporation may engage in a business combination with the corporation if (a) the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested shareholder and its affiliates, or (b) the merger is approved at a shareholders meeting and certain fair price requirements are met.

Blank Check Preferred Stock

Our articles of incorporation provide for the issuance of preferred stock having terms established by our board of directors without shareholder approval.

Staggered Board of Directors

Our articles of incorporation provide for the classification of the board of directors into three classes with each class serving a staggered three-year term. As a result of this classification, only one third of the entire board of directors stands for election in any one year and a minimum of two annual meetings would be required to elect a majority of the board of directors. This may have the effect of deterring or discouraging, among other things, a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of our common stock, and the removal of incumbent management of the Company or Republic Bank.

Calling of Special Meetings of Shareholders

Pursuant to our bylaws, special meetings of shareholders may only be called by the chairman of the board, by the board of directors, or by shareholders entitled to cast at least 20% of the votes entitled to be cast at the meeting, upon payment of reasonably estimated costs of preparing and mailing notice of such meeting. Special meetings that have as their purpose a change in control of the Company, or an amendment to our articles of incorporation or bylaws, may only be called by a majority of our board of directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our bylaws provide that notice of any proposal by a shareholder which the shareholder desires to submit to a vote at our annual meeting, including any director nominations, must made in compliance with Rule 14a-8 under the Exchange Act which, among other things, provides that proposals must be submitted to our secretary at our registered address no later than 120 calendar days prior to the anniversary of the date our proxy materials were released to shareholders for the previous year's annual meeting. If notice is not provided in accordance with these provisions a shareholder's proposal will not appear on the meeting agenda.

Our bylaws also specify requirements as to the contents of the shareholder's notice or nomination.

Votes Required for Business Combination

Our articles of incorporation provide that certain "business combinations" with "related persons" (each as defined below) may only be authorized if at least 75% of the outstanding shares of "voting stock" (as defined below) held by shareholders other than the "related person" are voted in favor of any such "business combination." In addition, certain amendments to our articles of incorporation, including amendments relating to our authorized capital stock, "business combinations," our board of directors, certain duties of our directors, and the indemnification of our directors and officers, may only be authorized if at least 60% of the votes entitled to be cast are voted in favor of such amendments.

The term "business combination" means any of the following:

•	any merger or consolidation of the Company or a subsidiary of the Company with or into a related person,

•
any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "substantial part" of the assets either of the Company (including without limitation any voting securities of a subsidiary) or of a subsidiary of the Company to a related person,

•	any merger or consolidation of a related person with or into the Company or a subsidiary of the Company,

•
any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any substantial part of the assets of a related person to the Company or a subsidiary of the Company,

•
the issuance of any securities of the Company or a subsidiary of the Company to a related person other than the issuance on a pro rata basis to all holders of shares of the same class pursuant to a stock split or a stock dividend, or a distribution of warrants or rights,

•	any recapitalization that would have the effect of increasing the voting power of a related person, and

•	any agreement, contract or other arrangement providing for any of the transactions described above.

The term "related person" means any individual, corporation, partnership or other person or entity which, together with its "affiliates" and "associates," becomes the "beneficial owner" of an aggregate of 10% or more of the outstanding voting stock of the Company, and any affiliates or associate of any such individual, corporation, partnership or other person or entity. A person or entity whose acquisitions of voting stock was approved in advance by two-thirds of the continuing directors, or any trustee or fiduciary when acting in such capacity with respect to any employee benefit plan of the Company or a wholly owned subsidiary of the Company would not be considered a "related person."

The term "voting stock" means all of the outstanding shares of common stock and the outstanding shares of preferred stock entitled to vote on each matter on which the holders of record of common stock shall be entitled to vote, and each reference to a proportion of shares of voting stock shall refer to such proportion of the votes entitled to be cast by such shares.

The term "continuing director" shall mean a director who was a member of our board of directors immediately prior to the time that the related person involved in a business combination became a related person.

The term "affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

The term "associate" used to indicate a relationship with any person, means (i) any corporation or organization (other than the Company or a majority-owned subsidiary of the Company) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Company or any of its or subsidiaries.

The term "beneficial owner" means any person (i) who beneficially owned shares of voting stock within the meaning ascribed in Rule 13d-3 under the Exchange Act, as in effect on the date of adoption of Article VIII of our articles of incorporation, or (ii) who has the right to acquire shares of voting stock (whether or not such right is exercisable immediately) pursuant to any agreement, contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

Board of Directors May Oppose Any Take-Over Offer

Our articles of incorporation provide that the board of directors may, if it deems it advisable, oppose a tender, or other offer for the Company's securities, whether the contemplated payment is in cash or in the securities of a corporation, or some other form of consideration. When considering whether to oppose an offer, the board of directors may consider any pertinent issues, including any or all of the following:

•	whether the offer price is acceptable based on the historical and present operating results or financial condition of the Company,

•	whether a more favorable price could be obtained for the Company's securities in the future;

•	the impact which an acquisition of the Company would have on the employees, depositors and customers of the Company and its subsidiaries and the community which they serve;

•
the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the Company and its subsidiaries and the future value of the Company's stock;

•
the value of the securities (if any) which the offeror is offering in exchange for the Company's securities, based on an analysis of the worth of the Company as compared to the corporation or other entity whose securities are being offered; and

•	any antitrust or other legal and regulatory issues that are raised by the offer.

If the board of directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including:

•	advising shareholders not to accept the offer,

•	litigation against the offeror,

•	filing complaints with governmental and regulatory authorities,

•	acquiring the Company's securities,

•	selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto,

•	acquiring a company to create an antitrust or other regulatory problem for the offeror, and

•	obtaining a more favorable offer from another individual or entity.

Ownership Limitation

Our articles of incorporation provide that, except upon the resolution of at least two-thirds of our board of directors, no shareholder may have "holdings" (as defined below) that exceed 10% of the issued and outstanding shares of our common stock. If any shareholder acquires holdings that results in a violation of this provision of our articles of incorporation, our board of directors may:

•	terminate all voting rights attributable to the holdings of such shareholder during the period of violation,

•	commence litigation to require divestiture of such shareholder's holdings to the extent necessary so that the shareholder would no longer be in violation, or

•	take such other action as is appropriate under the circumstances.

With respect to any shareholder, "holdings" means:

•	the common stock of the Company held of record by the shareholder,

•	the common stock of the Company beneficially owned, directly or indirectly, by the shareholder, and

•
the common stock of the Company held of record or beneficially owned by other shareholders acting together with the shareholder as a group (as defined in Section 13(d) of the Exchange Act) for the purpose of acquiring, holding or disposing of common stock.

Amendments to Articles of Incorporation

Under the PBCL, an amendment to our articles of incorporation requires, except in limited cases where a greater vote may be required, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter and the affirmative vote of a majority of the votes cast by all shareholders within each class or series of shares if such class or series is entitled to vote on the matter as a class. The PBCL also provides that our shareholders are not entitled by statute to propose amendments to our articles of incorporation.

Our articles of incorporation provide that, in addition to any affirmative vote required by law, the approval of any amendment to Article V (capital stock), Article VI (no preemptive rights, no cumulative voting), Article VII (board of directors), Article VIII (business combinations), Article IX (constituencies), Article X (indemnification and insurance), Article XI (amendments) and Article XII (ownership limitation) of our articles of incorporation requires the affirmative vote of holders of at least 60% of the votes that all shareholders are entitled to cast thereon. In addition, any amendment to Article VIII (business combinations) of our articles of incorporation requires the affirmative vote of holders of at least 75% of the outstanding shares of voting stock and, if any shareholders are related persons, by the affirmative vote of the holders of not less than 75% of the outstanding shares of voting stock not held by any related persons.

Amendments to Bylaws

Our bylaws provide that our bylaws may be amended or repealed by the affirmative vote of a majority of the board of directors at any regular or special meeting of the board of directors, or by the vote of shareholders holding at least 75% of the total aggregate outstanding shares of the Company's capital stock, at an annual or special meeting called for such purpose. The PBCL provides that the ability of our board of directors to adopt, amend or repeal our bylaws is subject to the power of our shareholders to change such action. The PBCL also provides that our board of directors does not have the authority to adopt or change a bylaw on specified subjects, including, but not limited to, our authorized capital, the personal liability of directors, various matters relating to our board of directors, and matters relating to the voting rights of shareholders.

Indemnification of Directors and Officers

The PBCL contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel and related matters.

Section 1741 of the PBCL authorizes a Pennsylvania corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 1742 of the PBCL further authorizes a Pennsylvania corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

Under Section 1743 of the PBCL, to the extent that a representative of a business corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 of the PBCL or Section 1742 of the PBCL, or in defense of any claim, issue or matter therein, a Pennsylvania corporation must indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

Section 1744 of the PBCL provides that, unless ordered by a court, any indemnification under Section 1741 of the PBCL or 1742 of the PBCL shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (i) by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if such a quorum is not obtainable, or if obtainable and a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (iii) by the shareholders.

Section 1745 of the PBCL provides that expenses (including attorneys' fees) incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding referred to in Subchapter E of the PBCL upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

Section 1746 of the PBCL provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter E of the PBCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

Section 1747 of the PBCL grants to a corporation the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in such capacity as a representative of the corporation or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person under Subchapter E of the PBCL. Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter E of the PBCL to successor corporations in consolidations, mergers or divisions and to representatives serving as fiduciaries of employee benefit plans.

Section 1750 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter E of the PBCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representative of such person.

Our articles of incorporation provide that we will indemnify any and all directors and officers of the Company and other persons designated by the board of directors (which may include any person serving at the request of the Company as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise) against liabilities incurred in connection with any proceeding in which the indemnified may be involved as a party or otherwise by reason of the fact that such person is or was serving in such capacity. We are not obligated to indemnify such persons under our articles of incorporation under certain specified circumstances, including when indemnification would be expressly prohibited by applicable law, when the conduct of the indemnified person has been determined to constitute willful misconduct or recklessness in accordance with the dispute resolution provision of our articles of incorporation, or in connection with the receipt by the indemnified person from the Company of a personal benefit to which the indemnified person is not legally entitled. Our bylaws include similar indemnification provisions.

We maintain insurance to cover our directors and officers for liabilities which may be incurred by our directors and officers in the performance of their duties. We have also entered into an employment agreement with our chief executive officer which also provides for indemnification.

Transfer Agent and Registrar
Computershare is the transfer agent and registrar for our common stock.
Restrictions on Ownership
The Bank Holding Company Act of 1956, or the BHC Act, generally prohibits any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of the Company. "Control" is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve Board before acquiring 5% or more of the voting stock of the Company. In addition, the Change in Bank Control Act of 1978, as amended, or the CBC Act, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as the Company, could constitute acquisition of control of the bank holding company.
DESCRIPTION OF PREFERRED STOCK
The complete terms of the preferred stock will be contained in the prospectus supplement and in the applicable amendment to our certificate of incorporation creating one or more series of preferred stock that may be adopted by our board of directors in the future. You should read the applicable amendment to our certificate of incorporation and the prospectus supplement, which will contain additional information and which may update or modify some of the information below.
Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock, in one or more series, without shareholder approval. As of September 30, 2016, there were no shares of our preferred stock issued and outstanding. Our Board of Directors has the discretion to determine the designations, rights, preferences, privileges, qualifications and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges, liquidation preferences and sinking fund terms, of each series of preferred stock, any or all of which may be greater than the rights of the common stock.
Preferred Stock We May Offer
Prior to the issuance of a new series of preferred stock, we will amend our certificate of incorporation by filing a certificate of amendment that will designate the number of shares of that series and the terms of that series. The issuance of any preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of our Board of Directors to issue preferred stock could discourage, delay or prevent a takeover or other corporate action.

The terms of any particular series of preferred stock will be described in the prospectus supplement relating to that particular series of preferred stock, including, where applicable:

•	the designation, stated value and liquidation preference of such preferred stock and the number of shares offered;
•	the offering price;
•
the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

•	any redemption or sinking fund provisions;
•	the amount that shares of such series shall be entitled to receive in the event of our liquidation, dissolution or winding-up;
•	the terms and conditions, if any, on which shares of such series shall be convertible or exchangeable for shares of our stock of any other class or classes, or other series of the same class;
•	the voting rights, if any, of shares of such series;
•	the status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;
•
the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any subsidiary, of the common stock or of any other class of our shares ranking junior to the shares of such series as to dividends or upon liquidation;

•
the conditions and restrictions, if any, on the creation of indebtedness of us or of any subsidiary, or on the issuance of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and

•	any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.
Unless otherwise specified in the applicable prospectus supplement, each series of preferred stock will, upon issuance, rank senior to the common stock and on a parity in all respects with each other outstanding series of preferred stock. The rights of the holders of our preferred stock will be subordinate to those of our general creditors. The description of any series of preferred stock that may be issued is qualified by reference to the provisions of the applicable certificate of amendment establishing the terms of such series.
The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.
DESCRIPTION OF WARRANTS
We may issue, together with other securities or separately, warrants to purchase our common stock or preferred stock. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The warrant agent would act solely as our agent in connection with the warrants of the series being offered and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.
This section, along with the description in the applicable prospectus supplement, is a summary of certain provisions of the forms of warrant agreements and warrant certificates and is not complete. We urge you to read any applicable warrant agreements and warrant certificates, because those documents, and not these descriptions, define your rights as a holder of warrants. We will file copies of the forms of the warrant agreements and warrant certificates as exhibits to the registration statement of which this prospectus is a part or an amendment thereto, or as exhibits to a Current Report on Form 8-K.
The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:
•	the title of the warrants;
•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;
•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

•	the price or prices at which the warrants will be issued;
•	the aggregate number of warrants;
•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;
•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;
•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;
•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the warrants;
•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;
•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;
•	the maximum or minimum number of warrants which may be exercised at any time;
•	whether the warrants are to be issued in registered or bearer form;
•	whether the warrants are extendible and the period or periods of such extendibility; and
•	information with respect to book-entry procedures, if any.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding-up, or to exercise voting rights, if any.
Each warrant will entitle the holder thereof to purchase for cash the amount of shares of common stock or preferred stock at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.
Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder's warrant(s).
DESCRIPTION OF DEBT SECURITIES
The following is a description of the material features, terms and provisions of debt securities that we may offer. This summary does not purport to be exhaustive and may not contain all the information that is important to you. Therefore, you should read the applicable prospectus supplement relating to those debt securities and any other offering materials that we may provide.
We may issue debt securities from time to time in one or more series. Unless otherwise stated in the applicable prospectus supplement, we will not be limited in the amount of debt securities that we may issue, and neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning debt securities, you are one of our unsecured creditors.
We are a holding company and conduct substantially all of our operations through subsidiaries. As a result, claims of holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries (including, without limitation, Republic Bank), except to the extent that we may be recognized as a creditor of those subsidiaries. In addition, our right to participate as a shareholder in any distribution of assets of any subsidiary (and thus the ability of holders of debt securities to benefit from such distribution as our creditors) is junior to creditors of each subsidiary, including depositors of Republic Bank.

We may issue senior debt securities or subordinated debt securities under one or separate indentures, which may be supplemented or amended from time to time. Senior debt securities will be issued under one or more senior indentures, and subordinated debt securities will be issued under one or more subordinated indentures. Any senior debt indentures and subordinated debt indentures are referred to individually in this prospectus as the "indenture" and collectively as the "indentures." The particular terms of a series of debt securities will be described in a prospectus supplement relating to such series of debt securities. Any indentures will be subject to and governed by the Trust Indenture Act, as amended, and may be supplemented or amended from time to time following their execution and will be filed as exhibits to the registration statement of which this prospectus forms a part or incorporated therein by reference. To the extent we desire any debt securities issued to qualify as regulatory capital, such debt securities must conform to the applicable regulations of our primary bank regulators.
Any indentures will contain the full legal text of the matters described in this section of the prospectus. Because this section is a summary, it does not describe every aspect of the debt securities or any applicable indentures. This summary is therefore subject to and is qualified in its entirety by reference to all the provisions of any applicable indenture, including any definitions of terms used in such indenture. Your rights will be defined by the terms of any applicable indenture, not the summary provided herein. This summary is also subject to and qualified by reference to the description of the particular terms of a particular series of debt securities described in the applicable prospectus supplement or supplements.
The debt securities may be denominated and payable in U.S. dollars. We may also issue debt securities, from time to time, with the principal amount, interest or other amounts payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices, indices or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance. In addition, we may issue debt securities as part of any units issued by us. All references in this prospectus or any prospectus supplement to other amounts will include premiums, if any, other cash amounts payable under the applicable indenture, and the delivery of securities or baskets of securities under the terms of the debt securities. Debt securities may bear interest at a fixed rate, which may be zero, or a floating rate.
Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below market rates and will be sold at a discount below their stated principal amount. A prospectus supplement relating to an issue of original issue discount securities will contain information relating to United States federal income tax, accounting, and other special considerations applicable to original issue discount securities.
We will set forth in the applicable prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our preferred stock, common stock or other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our preferred stock, common stock or other securities that holders of the series of debt securities receive would be subject to adjustment.
We will generally have no obligation to repurchase, redeem, or change the terms of debt securities upon any event (including a merger, consolidation, change in control or disposition of substantially all of our assets) that might have an adverse effect on our credit quality.
Terms of Debt Securities to be Included in the Prospectus Supplement
The prospectus supplement relating to any series of debt securities that we may offer will set forth the price or prices at which the debt securities will be offered, and will contain the specific terms of the debt securities of that series. These terms may include, without limitation, the following:

•	the title of the debt securities and whether they are senior debt securities or subordinated debt securities;
•	the amount of debt securities issued and any limit on the amount that may be issued;
•	the price(s) (expressed as a percentage of the principal amount) at which the debt securities will be issued;
•	if other than the principal amount of those debt securities, the portion of the principal amount payable upon declaration of acceleration of the maturity of those debt securities;
•	the maturity date or dates, or the method for determining the maturity date or dates, on which the principal of the debt securities will be payable and any rights of extension;
•	the rate or rates, which may be fixed or variable, or the method of determining the rate or rates at which the debt securities will bear interest, if any;
•
the date or dates from which any interest will accrue and the date or dates on which any interest will be payable, the regular related record dates and whether we may elect to extend or defer such interest payment dates;

•	the place or places where payments will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us may be served;
•
the period or periods within which, the price or prices at which and the other terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option, if we are to have such an option;

•
our obligation, if any, to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which, or the date and dates on which, the price or prices at which and the other terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

•
the currency or currencies in which the debt securities may be purchased, are denominated and are payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the related terms and conditions, including whether we or the holders of any such debt securities may elect to receive payments in respect of such debt securities in a currency or currency unit other than that in which such debt securities are stated to be payable;

•
whether the amount of payments of principal of and premium, if any, or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies or with reference to changes in prices of particular securities or commodities, and the manner in which the amounts are to be determined;

•
any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default, amendments, merger, consolidation and sale, or covenants set forth in the applicable indenture;

•
whether the debt securities will be in registered or bearer form or both and, if in registered form, their denominations, if other than $1,000 and any integral multiple thereof, and, if in bearer form, their denominations, if other than $5,000, and the related terms and conditions;

•
if the debt securities will be issuable only in global form, the depository or its nominee with respect to the debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

•	the applicability, if any, of the defeasance and covenant defeasance provisions of the indenture and any additional or different terms on which the series of debt securities may be defeased;
•	whether and the extent to which the debt securities will be guaranteed, any guarantors and the form of any guarantee;
•	whether the debt securities can be converted into or exchanged for other securities of the Company and the related terms and conditions;
•	whether the debt securities will be sold as part of units consisting of debt securities and other securities;
•	whether the debt securities will be issued in certificated or book-entry form;
•	if the debt securities are to be issued upon the exercise of warrants, the time, manner and place for the debt securities to be authenticated and delivered;
•	any trustee, depositary, authenticating agent, paying agent, transfer agent, registrar or other agent with respect to the debt securities; and
•	any other terms of the debt securities.

PLAN OF DISTRIBUTION
We may sell the securities being offered hereby, from time to time, by one or more of the following methods, or any combination thereof:
•	to or through underwriters or dealers, with or without an underwriting syndicate, for them to offer and sell to the public;
•	directly to one or more purchasers in negotiated purchases or in competitively bid transactions;
•	through designated agents;
•	directly to holders of warrants exercisable for our securities upon the exercise of warrants; or
•	through a combination of any of these methods of sale.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. We will set forth the terms of the offering of securities in a prospectus supplement, including:
•	the name or names of any underwriters, dealers, or agents and the type and amounts of securities underwritten or purchased by each of them;
•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to underwriters or dealers; and
•	any delayed delivery arrangements.

The offer and sale of the securities described in this prospectus by us, the underwriters, or the third parties described above may be effected from time to time in one or more transactions, either:
•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to the prevailing market prices; or
•	at negotiated prices.

Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.
Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of our common stock, which are listed on Nasdaq. Any common stock sold pursuant to a prospectus supplement will be listed on Nasdaq, subject to official notice of issuance. We may elect to list any series of preferred stock on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.
If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.
If we use dealers in the sale of securities, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. We may solicit offers to purchase the securities directly, and we may sell the securities directly to institutional or other investors, who may be deemed underwriters within the meaning of the Securities Act with respect to any resales of those securities. The terms of these sales will be described in the applicable prospectus supplement. If we use agents in the sale of securities, unless otherwise indicated in the prospectus supplement, they will use their reasonable best efforts to solicit purchases for the period of their appointment. Unless otherwise indicated in a prospectus supplement, if we sell directly, no underwriters, dealers or agents would be involved. We will not make an offer of securities in any jurisdiction that does not permit such an offer.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.
We may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.
Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.
In connection with any offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases of the offered securities or any underlying securities made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on an exchange or admitted for trading on an automated quotation system, in the over-the-counter market, or otherwise.
We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates in connection with those derivatives, then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).
LEGAL MATTERS
Stevens & Lee, P.C., Philadelphia, Pennsylvania, will pass upon certain legal matters with respect to the securities offered by us from time to time pursuant to this prospectus, unless we indicate otherwise in a prospectus supplement. As of September 30, 2016, attorneys employed by that law firm did not beneficially own any shares of our common stock.
The name of the law firm advising any underwriters or agents with respect to certain issues relating to any offering will be set forth in the applicable prospectus supplement.
EXPERTS
The financial statements as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.